AGREEMENT AND PLAN OF MERGER

by and among

SENSASURE TECHNOLOGIES INC.,

FORMATION MINERALS INC.

and

VERDE BIO HOLDINGS, INC.

Dated as of December 11, 2023

TABLE OF CONTENTS

Page

ARTICLE I DEFINITIONS & INTERPRETATIONS1

1.1Certain Definitions1

1.2Additional Definitions7

1.3Certain Interpretations8

ARTICLE II THE MERGER9

2.1The Merger9

2.2The Effective Time9

2.3 The Closing9

2.4Effect of the Merger9

2.5Articles of Incorporation and Bylaws10

2.6Directors and Officers10

2.7Merger Consideration10

2.8Effect on Capital Stock10

2.9Warrants11

2.10Surrender of Company Capital Stock and Payment of Merger Consideration11

2.11Necessary Further Actions12

2.12Adjustment to Merger Consideration12

2.13Tax Treatment12

ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE COMPANY13

3.1Organization; Good Standing13

3.2Corporate Power; Enforceability13

3.3Company Board Approval13

3.4Requisite Stockholder Approval14

3.5Non-Contravention14

3.6Requisite Governmental Approvals14

3.7Company Capitalization14

3.8Subsidiaries15

3.9Company SEC Reports16

3.10Company Financial Statements16

i

3.11No Undisclosed Liabilities16

3.12Absence of Certain Changes; No Company Material Adverse Effect16

3.13Material Contracts17

3.14Real Property17

3.15Environmental Matters18

3.16Tax Matters18

3.17Employee Plans19

3.18Labor and Employment Matters19

3.19Permits19

3.20Compliance with Laws19

3.21Anti-Money Laundering Laws20

3.22Legal Proceedings; Orders20

3.23Related Person Transactions20

3.24Brokers, Finders and Financial Advisors20

3.25No Other Representations20

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB21

4.1Organization; Good Standing21

4.2Corporate Power; Enforceability21

4.3Non-Contravention22

4.4Requisite Governmental Approvals22

4.5Legal Proceedings; Orders22

4.6Certain Business Practices22

4.7Ownership of Company Common Stock23

4.8Ownership of Merger Consideration Shares23

4.9Brokers, Finders and Financial Advisors23

4.10No Parent Vote or Approval Required23

4.11No Other Representations23

ARTICLE V INTERIM OPERATIONS OF THE COMPANY24

5.1Affirmative Obligations24

5.2Forbearance Covenants24

5.3No Solicitation25

5.4No Control of the Company’s Business28

ARTICLE VI ADDITIONAL COVENANTS28

6.1Required Action and Forbearance; Efforts28

6.2Proxy Statement28

6.3Company Stockholder Meeting30

6.4Anti-Takeover Laws31

6.5Access31

6.6Section 16(b)-3 Exemption31

6.7Directors’ and Officers’ Exculpation and Indemnification31

6.8Employee Matters33

6.9Obligations of Merger Sub33

6.10Notification of Certain Matters34

6.11Public Statements and Disclosure34

6.12Stock Exchange Delisting; Deregistration35

6.13Additional Agreements35

6.14Parent Vote; Merger Sub35

6.15Tax Matters36

ARTICLE VII CONDITIONS TO THE MERGER36

7.1Conditions to Each Party’s Obligations to Effect the Merger36

7.2Conditions to the Obligations of Parent and Merger Sub37

7.3Conditions to the Company’s Obligations to Effect the Merger38

ARTICLE VIII TERMINATION, AMENDMENT AND WAIVER39

8.1Termination39

8.2Manner and Notice of Termination; Effect of Termination40

8.3Fees and Expenses40

8.4Amendment40

8.5Extension; Waiver41

ARTICLE IX GENERAL PROVISIONS41

9.1Survival of Representations, Warranties and Covenants41

9.2Indemnification41

9.3Notices41

9.4Assignment42

9.5Confidentiality42

9.6Entire Agreement43

9.7Third-Party Beneficiaries43

9.8Severability43

9.9Remedies43

9.10Governing Law44

9.11Consent to Jurisdiction44

9.12WAIVER OF JURY TRIAL44

9.13Counterparts44

9.14No Limitation44

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of December 11, 2023, by and among SensaSure Technologies Inc., a Nevada corporation (“Parent”), Formation Minerals Inc., a Nevada corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and Verde Bio Holdings, Inc., a Nevada corporation (the “Company”). Each of Parent, Merger Sub and the Company are sometimes referred to as a “Party.” All capitalized terms that are used in this Agreement have the meanings given to them in ARTICLE I.

RECITALS

A.The Company Board has (i) determined that it is in the best interests of the Company and its stockholders to enter into this Agreement providing for the merger of Merger Sub with and into the Company (collectively with the other transactions contemplated by this Agreement, the “Merger”) in accordance with the Nevada Revised Statutes (the “NRS”) upon the terms and subject to the conditions set forth herein and declared this Agreement advisable; (ii) approved the execution and delivery of this Agreement by the Company, the performance by the Company of its covenants and other obligations hereunder, and the consummation of the Merger upon the terms and subject to the conditions set forth herein; (iii) directed that the adoption of this Agreement be submitted to a vote at a meeting of the stockholders of the Company; and (iv) resolved to recommend that the stockholders of the Company vote in favor of the adoption of this Agreement in accordance with the NRS.

B.The boards of directors of each of Parent and Merger Sub have approved the execution and delivery of this Agreement, the performance of their respective covenants and other obligations hereunder, and the consummation of the Merger upon the terms and subject to the conditions set forth herein and the board of directors of Merger Sub has declared this Agreement advisable, directed that the adoption of this Agreement be submitted to a vote of Parent in its capacity as Merger Sub’s sole stockholder and resolved to recommend that Parent vote in favor of the adoption of this Agreement in accordance with the NRS.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements set forth herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, and intending to be legally bound hereby, Parent, Merger Sub and the Company agree as follows:

ARTICLE I
DEFINITIONS & INTERPRETATIONS

1.1Certain Definitions. For all purposes of and pursuant to this Agreement, the following capitalized terms have the following respective meanings:

(a)“Acquisition Proposal” means any offer or proposal (other than an offer or proposal by Parent or Merger Sub) relating to an Acquisition Transaction.

(b)“Acquisition Transaction” means any transaction or series of related transactions (other than the Merger) involving:

(i)any direct or indirect purchase or other acquisition by any Person or “group” (as defined pursuant to Section 13(d) of the Exchange Act) of Persons, whether from the Company or any other Person(s), of securities representing more than 15% of the total outstanding voting power of the Company after giving effect to the consummation of such purchase or other acquisition, including pursuant to a tender offer or exchange offer by any Person or “group” of Persons that, if consummated in accordance with its terms, would result in such Person or “group” of Persons beneficially owning more than 15% of the total outstanding voting power of the Company after giving effect to the consummation of such tender or exchange offer;

(ii)any direct or indirect purchase (including by way of a merger, consolidation, business combination, recapitalization, reorganization, liquidation, dissolution or other transaction), license or other acquisition by any Person or “group” (as defined pursuant to Section 13(d) of the Exchange Act) of Persons of assets (including equity securities of any Subsidiary of the Company) constituting or accounting for more than 15% of the revenue, net income or consolidated assets of the Company and its Subsidiaries, taken as a whole; or

(iii)any merger, consolidation, business combination, recapitalization, reorganization, liquidation, dissolution or other transaction involving the Company (or any of its Subsidiaries whose business accounts for more than 15% of the revenue, net income or consolidated assets of the Company and its Subsidiaries, taken as a whole) in which the stockholders of the Company (or such Subsidiary) prior to such transaction will not own at least 85%, directly or indirectly, of the surviving company.

(c)“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person. For purposes of this definition, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by contract or otherwise.

(d)“Anti-Money Laundering Laws” means all applicable statutes, laws, rules, regulations or other requirements concerning anti-money laundering, proceeds of crime, combatting terrorism financing, and related financial recordkeeping and reporting, money transmission, money service businesses, casinos, and other regulated financial institutions of all jurisdictions where the Company or any of its Subsidiaries conduct business.

(e)“Audited Company Balance Sheet” means the consolidated balance sheet (and the notes thereto) of the Company and its Subsidiaries as of December 31, 2022, set forth in the Company’s Annual Report on Form 10-K filed by the Company with the SEC for the fiscal year ended December 31, 2022.

(f)“Business Day” means each day that is not a Saturday, Sunday or other day on which banks in the City of New York, New York are authorized or required by applicable Law to be closed.

(g)“Chosen Courts” means the exclusively in any state or federal court located in New York, New York (or in any appellate court thereof).

(h)“Code” means the Internal Revenue Code of 1986, as amended.

(i)“Company Advisor” means Spartan Capital Securities LLC.

(j)“Company Board” means the Board of Directors of the Company.

(k)“Company Capital Stock” means the Company Common Stock, Company Series A Preferred Stock, Company Series B Preferred Stock, and Company Series C Preferred Stock.

(l)“Company Common Stock” means the common stock, par value $0.001 per share, of the Company.

(m)“Company Intellectual Property” means any Intellectual Property that is owned or purported to be owned by the Company or any of its Subsidiaries.

(n)“Company Material Adverse Effect” means any change, event, violation, inaccuracy, effect or circumstance (each, an “Effect”) that, individually or taken together with all other Effects that exist or have occurred prior to the date of determination of the occurrence of the Company Material Adverse Effect, (a) has had or would reasonably be expected to have a material adverse effect on the business, assets, liabilities, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, or (b) would, or would reasonably be expected to, prevent or delay past the Termination Date the ability of the Company to consummate the transactions contemplated by this Agreement.

(o)“Company Series A Preferred Stock” means the Series A Preferred Stock of the Company, par value $0.001 per share.

(p)“Company Series B Preferred Stock” means the Series B Preferred Stock of the Company, par value $0.001 per share.

(q)“Company Series C Preferred Stock” means the Series C Preferred Stock of the Company, par value $0.001 per share.

(r)“Company Stockholders” means the holders of shares of Company Common Stock, Company Series A Preferred Stock, Company Series B Preferred Stock and Company Series C Preferred Stock.

(s)“Company Valuation Adjustment” means the difference between the fair market valuation of the Company as of the Effective Time as determined by an independent third party appraiser in its reasonable discretion in accordance with GAAP, consistently applied, less the Company Valuation.

(t)“Company Warrant” means a purchase warrant to acquire Company Common Stock.

(u)“Continuing Employees” means each individual who is an employee of the Company or any of its Subsidiaries immediately prior to the Effective Time and continues to be an employee of Parent or one of its Subsidiaries (including the Surviving Corporation) immediately following the Effective Time, but only for so long as such individual is so employed.

(v)“Contract” means any written contract, subcontract, note, bond, mortgage, indenture, lease, license, sublicense or other binding agreement.

(w)“Employee Plan” means any and all deferred compensation, executive compensation, incentive compensation, equity purchase or other equity-based compensation plan, employment or consulting, severance or termination pay, holiday, vacation or other bonus plan or practice, hospitalization or other medical, life or other insurance, supplemental unemployment benefits, profit sharing, pension, or retirement plan, program, agreement, commitment or arrangement, and each other employee benefit plan, program, agreement or arrangement, including each “employee benefit plan” as such term is defined under Section 3(3) of ERISA, maintained or contributed to or required to be contributed to by a Person for the benefit of any employee or terminated employee of such Person, or with respect to which such Person has any liability, whether direct or indirect, actual or contingent, whether formal or informal, and whether legally binding or not.

(x)“Environmental Law” means any Law relating to pollution, the protection of the environment (including ambient air, surface water, groundwater or land) or exposure of any Person with respect to Hazardous Substances or otherwise relating to the production, use, storage, treatment, transportation, recycling, disposal, discharge, release or other handling of any Hazardous Substances, or the investigation, clean-up or remediation thereof.

(y)“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

(z) “Exchange Act” means the Securities Exchange Act of 1934.

(aa)“GAAP” means generally accepted accounting principles, consistently applied, in the United States.

(bb)“Government Official” means any officer or employee of a government or any department, agency or instrumentality thereof, or of a public international organization, or any person acting in an official capacity or on behalf of any such government, department, agency or instrumentality or for, or on behalf of, such public international organization, including but not limited to directors, officers, managers, employees and other agents of any enterprise owned directly or indirectly by a government or public international organization.

(cc)“Governmental Authority” means any government, governmental or regulatory (including any stock exchange or other self-regulatory organization) entity or body, department, commission, board, agency or instrumentality, and any court, tribunal, arbitrator or judicial body, in each case whether federal, state, county or provincial, and whether local or foreign.

(dd)“Hazardous Substance” means any substance, material or waste that is characterized or regulated by a Governmental Authority pursuant to any Environmental Law as “hazardous,” “pollutant,” “contaminant,” “toxic” or “radioactive,” including petroleum and petroleum products, polychlorinated biphenyls and friable asbestos.

(ee)“Indebtedness” means, with respect to any Person, without duplication: (a) any obligations for borrowed money, (b) any obligations evidenced by bonds, notes, debentures, letters of credit or similar instruments, (c) any capital lease obligations, (d) any net obligations in respect of interest rate, currency or commodity swaps, collars, caps, hedges, futures contract, forward contract, option or other derivative instruments or arrangements and (e) any obligations to guarantee any of the foregoing types of obligations on behalf of any Person; provided, however, that, with respect to the Company, “Indebtedness” shall not be deemed to include any intercompany Indebtedness to the extent owing by the Company to any of its Subsidiaries, by a Subsidiary of the Company to the Company or by one Subsidiary of the Company to another Subsidiary of the Company.

(ff)“Intellectual Property” means all worldwide intellectual property rights, including all: (i) patents, trade secrets, know-how, confidential data, algorithms, inventions, methods and processes; (ii) copyrights and database rights; (iii) moral rights, rights of publicity, “name and likeness” and similar rights; (iv) trademarks, service marks, corporate, trade and d/b/a names, logos, trade dress, domain names, social and mobile media identifiers and other source indicators, and all goodwill and all common law rights related thereto; and (v) registrations, applications, renewals, divisions, continuations, continuations-in-part, re-issues, re-examinations, foreign counterparts and equivalents of any of the foregoing.

(gg)“Intervening Event” means any positive change, effect, development, circumstance, condition, event or occurrence that (i) materially improves the business, assets or operations of the Company, (ii) as of the date of this Agreement was not known to the Company Board, or the consequences of which (based on facts known to the members of the Company Board as of the date of this Agreement) were not reasonably foreseeable as of the date of this Agreement, and (iii) is not related to an Acquisition Proposal.

(hh)“Knowledge” of a Person, with respect to any matter in question, means (i) with respect to the Company, the actual knowledge of Scott Cox; and (ii) with respect to Parent, the actual knowledge of Clarence Chan, in each case after reasonable inquiry of those employees who would reasonably be expected to have actual knowledge of the matter in question.

(ii)“Law” means any federal, state, local, municipal, foreign, multi-national or other law, statute, constitution, ordinance, code, decree, order (including any executive order), directive, judgment, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority and any order or decision of an applicable arbitrator or arbitration panel.

(jj)“Legal Proceeding” means any claim, action, charge, lawsuit, litigation, hearing, investigation, inquiry, or other similarly formal legal proceeding, in each case, brought by or pending before any Governmental Authority, arbitrator, mediator or other tribunal.

(kk)“Lien” means any lien, encumbrance, pledge, security interest, claim and defect, covenant, imperfection, mortgage, deed of trust, hypothecation, encroachment, easement, use restriction, right-of-way, charge, adverse ownership interest, attachment, option or other right to acquire an interest, right of first refusal or conditional sale or similar restriction on transfer of title or voting and other restriction of title.

(ll) “Merger Consideration” is the dollar amount that is set forth on Schedule 2.7, based upon a fair market valuation of the Company equal to $10,000,000 as of the date of this Agreement (the “Company Valuation”), subject to adjustments, if any, as set forth in Sections 2.7 and 9.2 hereof.

(mm)“OTCQB” means The Over-The-Counter-Quotation-Bureau.

(nn)“Parent Advisor” means Li Sze Tang, an individual residing in Hong Kong.

(oo)“Parent Capital Stock” means the Parent Class A Preferred Stock, Parent Class B Preferred Stock, and Parent Common Stock.

(pp)“Parent Class A Preferred Stock” means the Class A preferred stock, par value $0.001 per share, of Parent.

(qq)“Parent Class B Preferred Stock” means the Class B preferred stock, par value $0.001 per share, of Parent.

(rr)“Parent Common Stock” means the common stock, par value $0.01 per share, of Parent.

(ss)“Parent Indemnified Person” means each of the Parent and Merger Sub, and their respective Affiliates and each of the respective equity holders, directors, officers, employees, agents, successors and assigns of each of the foregoing Persons.

(tt)“Parent Material Adverse Effect” means any Effect that would, or would reasonably be expected to, prevent or materially impede or materially delay, or prevents or materially impedes or materially delays, the consummation by Parent or Merger Sub of the Merger and the other transactions contemplated by this Agreement.

(uu)“Per Share Price” means the price per share of Company Capital Stock as set forth in Schedule 2.7.

(vv)“Parent Stock Price” shall be the arithmetic average of the VWAP of the Parent Common Stock for the 60 trading days immediately preceding the Closing Date, as calculated on Schedule 2.7.

(ww)“Permitted Liens” means any of the following: (i) liens for Taxes, assessments and governmental charges or levies either not yet delinquent or that are being contested in good faith and by appropriate proceedings and for which appropriate reserves have been established to the extent required by GAAP; (ii) mechanics, carriers’, workmen’s, warehouseman’s, repairmen’s, materialmen’s or other similar liens or security interests that are not yet due or that are being contested in good faith and by appropriate proceedings; (iii) third Person leases, subleases and licenses (other than capital leases and leases underlying sale and leaseback transactions) entered into in the ordinary course of business; (iv) pledges or deposits to secure obligations pursuant to workers’ compensation Laws or similar legislation or to secure public or statutory obligations; (v) pledges and deposits to secure the performance of bids, trade contracts, leases, surety and appeal bonds, performance bonds and other obligations of a similar nature, in each case in the ordinary course of business; (vi) defects, imperfections or irregularities in title, easements, covenants and rights of way (unrecorded and of record) and other similar liens (or other encumbrances of any type), in each case that do not, and are not reasonably likely to, adversely affect in any material respect the current use or occupancy of the applicable property owned, leased, used or held for use by the Company or any of its Subsidiaries; (vii) zoning, building and other similar codes or restrictions which are not violated in any material respect by the current use or occupancy of the real property subject thereto; (viii) liens the existence of which are disclosed in the notes to the consolidated financial statements of the Company included in the Company SEC Reports filed as of the date of this Agreement; (ix)  any other liens that do not secure a liquidated amount, that have been incurred or suffered in the ordinary course of business, and that would not, individually or in the aggregate, have a Company Material Adverse Effect; and (x) statutory, common law or contractual liens of landlords under Leases or liens against the fee interests of the landlord or owner of any Leased Real Property.

(xx)“Person” means any individual, corporation (including any non-profit corporation), limited liability company, joint stock company, general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, firm, Governmental Authority or other enterprise, association, organization or entity.

(yy)“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

(zz) “SEC” means the United States Securities and Exchange Commission or any successor thereto.

(aaa)“Securities Act” means the Securities Act of 1933.

(bbb)“Subsidiary” of any Person means (i) a corporation more than 50% of the combined voting power of the outstanding voting stock of which is owned, directly or indirectly, by such Person or by one or more other Subsidiaries of such Person or by such Person and one or more other Subsidiaries of such Person; (ii) a partnership of which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, is the general partner and has the power to direct the policies, management and affairs of such partnership; (iii) a limited liability company of which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries of such Person, directly or indirectly, is the managing member and has the power to direct the policies, management and affairs of such company; or (iv) any other Person (other than a corporation, partnership or limited liability company) in which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries of such Person, directly or indirectly, has at least a majority ownership or the power to direct the policies, management and affairs thereof (including by contract).

(ccc)“Taxes” means any United States federal, state, local and non-United States taxes, charges, fees, levies, imposts, duties, and other similar assessments or charges of any kind whatsoever, imposed by any Governmental Authority in the nature of a tax, including gross receipts, income, profits, sales, use, occupation, value added, ad valorem, transfer, franchise, withholding, payroll, employment, excise and property taxes, assessments and any similar government charges and impositions of any kind, together with all interest, penalties and additions imposed with respect to such amounts.

(ddd)“VWAP” means, for Parent Common Stock, the dollar volume-weighted average price for such security on the OTCQB (or, if the OTCQB is not the principal trading market for such security, then on the principal securities exchange or securities market on which such security is then traded), during the period beginning at 9:30 a.m., New York time, and ending at 4:00 p.m., New York time, as reported by Bloomberg through its “VAP” function (set to 09:30 start time and 16:00 end time) or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30 a.m., New York time, and ending at 4:00 p.m., New York time, as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported in The Pink Open Market (or a similar organization or agency succeeding to its functions of reporting prices). If the VWAP cannot be calculated for such security on such date on any of the foregoing bases, the VWAP of such security on such date shall be the fair market value as mutually determined by the Company and Parent. All such determinations shall be appropriately adjusted for any stock dividend, stock split, stock combination, recapitalization or other similar transaction during such period.

1.2Additional Definitions. The following capitalized terms have the respective meanings given to them in the respective Sections of this Agreement set forth opposite each of the capitalized terms below:

Term	Section Reference
Agreement	Preamble
Alternative Acquisition Agreement	5.3(a)
Burdensome Condition	7.1(b)
Bylaws	3.1
Capitalization Date	3.7(a)
Articles of Merger	2.2
Charter	3.1
Closing	2.3
Closing Date	2.3
Closing Filing	6.11
Closing Press Release	6.11
Company	Preamble
Company Board Recommendation	3.3
Company Certificate	2.10(a)
Company Disclosure Letter	1.4(a)
Company Recent SEC Reports	Article III
Company SEC Reports	3.9
Company Securities	3.7(d)
Company Stockholder Meeting	6.4(a)
Company Valuation	1.1(ll)
Confidentiality Agreement	9.5
Consent	3.6
NRS	Recitals
Dissenting Company Shares	2.8(b)(i)

Effect	1.1(o)
Effective Time	2.2
Estimated Closing Statement	2.7(b)
Exchange Agent	2.10(a)
Indemnified Persons	6.8(a)
Injunction	8.1(b)
Lease	3.14(b)
Leased Real Property	3.14(b)
Lost Certificate Affidavit	2.10(c)
Material Contract	3.16(a)
Merger	Recitals
Merger Sub	Preamble
OFAC	4.6(c)
Parent	Preamble
Parent Recent SEC Reports	Article IV
Party	Preamble
Permits	3.20
Post-Closing Parent Board	6.16
Proxy Statement	6.3(a)
Redemption	6.3(a)
Registration Statement	6.3(a)
Representatives	5.3(a)
Requisite Stockholder Approval	3.4
Signing Filing	6.11
Signing Press Release	6.11
Sublease	3.14(c)
Surviving Corporation	2.1
Tax Returns	3.17(a)(i)
Termination Date	8.1(c)

1.3Certain Interpretations.

(a) The meaning assigned to each capitalized term defined and used in this Agreement is equally applicable to both the singular and the plural forms of such term, and words denoting any gender include all genders. Where a word or phrase is defined in this Agreement, each of its other grammatical forms has a corresponding meaning.

(b) When reference is made to any party to this Agreement or any other agreement or document, such reference includes such party’s successors and permitted assigns. References to any Person include the successors and permitted assigns of that Person.

(c)A reference to any specific legislation or to any provision of any legislation includes any amendment to, and any modification, re-enactment or successor thereof, any legislative provision substituted therefor and all rules, regulations and statutory instruments issued thereunder or pursuant thereto, except that, for purposes of any representations and warranties in this Agreement that are made as a specific date, references to any specific legislation will be deemed to refer to such legislation or provision (and all rules, regulations and statutory instruments issued thereunder or pursuant thereto) as of such date. References to any agreement or Contract are to that agreement or Contract as amended, modified or supplemented from time to time.

(d) Except as otherwise provided herein, all accounting terms used herein will be interpreted, and all accounting determinations hereunder will be made, in accordance with GAAP.

(e) The table of contents and headings set forth in this Agreement are for convenience of reference purposes only and will not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision hereof.

(f) The measure of a period of one month or year for purposes of this Agreement will be the date of the following month or year corresponding to the starting date. If no corresponding date exists, then the end date of such period being measured will be the next actual date of the following month or year (for example, one month following February 18 is March 18 and one month following March 31 is May 1).

(g) The Parties agree that they have had adequate opportunity to review and to reflect upon and consider the terms and conditions of this Agreement, and that each has had the opportunity to consult with counsel of its own choosing regarding and during the negotiation and execution of this Agreement and therefore waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.

ARTICLE II
THE MERGER

2.1The Merger. Upon the terms and subject to the conditions set forth in this Agreement and the applicable provisions of the NRS, on the Closing Date, (a) Merger Sub will be merged with and into the Company; (b) the separate corporate existence of Merger Sub will thereupon cease; and (c) the Company will continue as the surviving corporation of the Merger and a Subsidiary of Parent. The Company, as the surviving corporation of the Merger, is sometimes referred to herein as the “Surviving Corporation.”

2.2The Effective Time. Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, Parent, Merger Sub and the Company will cause the Merger to be consummated pursuant to the NRS by filing the Articles of Merger (the “Articles of Merger”) with the Secretary of State of the State of Nevada in accordance with the applicable provisions of the NRS (the time of such filing and acceptance with the Secretary of State of the State of Nevada, or such later time as may be agreed in writing by Parent, Merger Sub and the Company and specified in the Articles of Merger in accordance with the NRS, being referred to herein as the “Effective Time”).

2.3 The Closing. The consummation of the Merger will take place at a closing (the “Closing”) to occur at (a) 9:00 a.m., Eastern Standard time by remote communication and by the exchange of signature pages by electronic transmission or, to the extent such exchange is not practicable or the Parties otherwise agree in writing, on a date and time to be agreed upon by Parent, Merger Sub and the Company that is no later than the third Business Day after the satisfaction or waiver (to the extent permitted hereunder) of the last to be satisfied or waived of the conditions set forth in ARTICLE VII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver (to the extent permitted hereunder) of such conditions); or (b) such other time, location and date as Parent, Merger Sub and the Company mutually agree in writing. The date on which the Closing actually occurs is referred to as the “Closing Date.”

2.4Effect of the Merger. At the Effective Time, the effect of the Merger will be as provided in this Agreement and the applicable provisions of the NRS. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all (a) of the property, rights, privileges, powers and franchises of the Company and Merger Sub will vest in the Surviving Corporation; and (b) debts, liabilities and duties of the Company and Merger Sub will become the debts, liabilities and duties of the Surviving Corporation.

2.5Articles of Incorporation and Bylaws. At the Effective Time, the Articles of Incorporation and Bylaws of the Company, each as in effect immediately prior to the Effective Time, shall automatically be amended and restated in their entirety to read identically to the Articles of Incorporation and Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, and such amended and restated Articles of Incorporation and Bylaws shall become the respective Articles of Incorporation and Bylaws of the Surviving Corporation.

2.6Directors and Officers. At the Effective Time, the board of directors and executive officers of the Surviving Corporation shall be the board of directors and executive officers of the Company immediately prior to the Closing, each to hold office in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal; provided that, in advance of the Effective Time, the Articles of Incorporation and Bylaws of the Surviving Corporation shall be amended to change certain provisions as more particularly contemplated in Section 7.3(e) hereof, and to otherwise be appropriate for a public company listed on Nasdaq.

2.7Merger Consideration.

(a)Merger Consideration Shares. At the Closing, subject to and upon the terms and conditions of this Agreement, as consideration for the Merger, the Company Stockholders shall be entitled to receive from the Parent, a number of shares of Parent Capital Stock with an aggregate value equal to the Merger Consideration, with the Company Stockholders receiving a number of shares of Parent Capital Stock equal to (i) the Merger Consideration, divided by (ii) the applicable Per Share Price (collectively, the “Merger Consideration Shares”) as more particularly set forth on Schedule 2.7.

(b)Estimated Closing Statement. Not later than five (5) Business Days prior to the Closing Date, the Company shall deliver to Parent a statement certified by the Company’s chief executive officer (the “Estimated Closing Statement”) setting forth the Merger Consideration (accounting for any adjustments pursuant to Sections 2.7 and 9.2(a) hereof) and resulting Merger Consideration Shares to be issued by Parent at the Closing using the formula in Section 2.7(a), which Estimated Closing Statement shall be subject to the review and the reasonable approval by Parent. Promptly after delivering the Estimated Closing Statement to Parent, the Company will meet with Parent to review and discuss the Estimated Closing Statement and the Company will consider in good faith Parent’s comments to the Estimated Closing Statement and make any appropriate adjustments to the Estimated Closing Statement prior to the Closing, as mutually approved by the Company and Parent both acting reasonably and in good faith, which adjusted Estimated Closing Statement shall thereafter become the Estimated Closing Statement for all purposes of this Agreement. The Estimated Closing Statement and the determinations contained therein shall be prepared in accordance with GAAP or other applicable accounting principles and otherwise in accordance with this Agreement. Schedule 2.7 sets forth an illustrative statement prepared in good faith by the Company in cooperation with Parent setting forth the various line items used (or to be used) in, and illustrating for sample purposes only as of the date set forth therein, the calculation of the Company Valuation as adjusted as contemplated herein, and the resulting Merger Consideration and Merger Consideration Shares, if the Closing had occurred on such date, in each case prepared and calculated in accordance with this Agreement.

2.8Effect on Capital Stock.

(a)Capital Stock. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any of the following securities, the following will occur:

(i)Company Stock. Subject to clause (ii) below, all shares of Company Capital Stock issued and outstanding immediately prior to the Effective Time will automatically be cancelled and cease to exist in exchange for the right to receive the Merger Consideration, without interest, upon delivery of transmittal documents in accordance with Section 2.8.  As of the Effective Time, the Company Stockholders shall cease to have any other rights in and to the Company or the Surviving Corporation.

(ii)Treasury Stock. Notwithstanding clause (i) above or any other provision of this Agreement to the contrary, at the Effective Time, if there are any shares of Company Capital Stock that are owned by the Company as treasury shares immediately prior to the Effective Time, such shares of Company Capital Stock shall be canceled and shall cease to exist without any conversion thereof or payment therefor.

(b)Statutory Rights of Appraisal.

(i)Notwithstanding anything to the contrary set forth in this Agreement, if required by the NRS (but only to the extent required thereby), all shares of Company Capital Stock that are issued and outstanding as of immediately prior to the Effective Time and held by Company Stockholders who have neither voted in favor of adoption of this Agreement nor consented thereto in writing and who have properly and validly exercised their statutory rights of appraisal in respect of such shares of Company Common Stock in accordance with Section 92A.380 of the NRS (the “Dissenting Company Shares”) will not be converted into, or represent the right to receive, the Merger Consideration pursuant to this Section 2.7 and instead will entitle the holders thereof to such rights as are granted to such holders by Section 92A.380 of the NRS. Each Dissenting Company Share held by a Company Stockholder who has failed to perfect or who has effectively withdrawn or lost his, her or its rights to appraisal of such Dissenting Company Share pursuant to Section 92A.380 of the NRS will thereupon be deemed to have been converted into, as of the Effective Time, the right to receive the Merger Consideration upon surrender of the Company Certificate in the manner provided in Section 2.10.

(ii)The Company shall give Parent (A) prompt notice and copies of any written demands for appraisal, withdrawals or attempted withdrawals of such demands, and any other instruments served pursuant to applicable Law that are received by the Company relating to the Company Stockholders’ demands of appraisal and (B) the opportunity to direct all negotiations and Legal Proceedings with respect to any demand for appraisal under the NRS. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for appraisals, offer to settle or settle any such demands or approve any withdrawal of any such demands, or agree to do any of the foregoing.

2.9Warrants. All Company Warrants issued and outstanding at the Effective Time shall be treated as is contemplated in the applicable Common Stock Purchase Warrant by and between the Company and the Company Warrant holder.

2.10Surrender of Company Capital Stock and Payment of Merger Consideration.

(a)Prior to the Effective Time, the Parent shall appoint its transfer agent, VStock Transfer, LLC, or another agent reasonably acceptable to the Company (the “Exchange Agent”), for the purpose of exchanging the certificates representing Company Capital Stock (“Company Certificates”). At or prior to the Effective Time, the Parent shall deposit, or cause to be deposited, with the Exchange Agent the Merger Consideration. The delivery of Company Certificates in respect of the Merger Consideration shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Company Certificates to the Exchange Agent (or a Lost Certificate Affidavit) for use in such exchange.

(b)The Company Stockholders shall be entitled to receive their share of the Merger Consideration in respect of their respective shares of Company Capital Stock, as soon as reasonably practicable after the Effective Time, but subject to the delivery to the Exchange Agent of the following items prior thereto: (i) the Company Certificates for its Company Capital Stock (or a Lost Certificate Affidavit), and (ii) such other documents as may be reasonably requested by the Exchange Agent. Until so surrendered, each Company Certificate shall represent after the Effective Time for all purposes only the right to receive such portion of the Merger Consideration attributable to such Company Certificate.

(c)Notwithstanding anything to the contrary contained herein, in the event that any Company Certificate shall have been lost, stolen or destroyed, in lieu of delivery of a Company Certificate to the Exchange Agent, the Company Stockholder may instead deliver to the Exchange Agent an affidavit of lost certificate and indemnity of loss in form and substance reasonably acceptable to the Exchange Agent (a “Lost Certificate Affidavit”), which at the reasonable discretion of the Exchange Agent may include a requirement that the owner of such lost, stolen or destroyed Company Certificate deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against it with respect to the shares of Company Capital Stock represented by the Company Certificates alleged to have been lost, stolen or destroyed. Any Lost Certificate Affidavit properly delivered in accordance with this Section 2.10(c) shall be treated as a Company Certificate for all purposes of this Agreement.

(d)All Parent Capital Stock issued upon the surrender of Company Capital Stock in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such Company Capital Stock. Notwithstanding the foregoing, none of the Surviving Corporation, the Parent or any Party hereto shall be liable to any Person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

(e)Notwithstanding anything to the contrary contained herein, no fraction of a share of Parent Capital Stock will be issued by virtue of the Merger or the transactions contemplated hereby, and each Person who would otherwise be entitled to a fraction of a share of Parent Capital Stock (after aggregating all fractional shares of Parent Capital Stock that otherwise would be received by such holder) shall instead have the number of shares of Parent Capital Stock issued to such Person rounded up in the aggregate to the nearest whole share of Parent Capital Stock.

2.11Necessary Further Actions. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, then the directors and officers of the Company and Merger Sub as of immediately prior to the Effective Time will take all such lawful and necessary action.

2.12Adjustment to Merger Consideration. If, during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of Company Capital Stock occurs as a result of any reclassification, recapitalization, stock split (including reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend, or any record date for any such purpose is established, the Merger Consideration and any other amounts payable pursuant to this Agreement will be appropriately adjusted, provided that nothing in this Section 2.12 shall be construed to permit the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement.

2.13Tax Treatment. For federal income tax purposes, the Merger is intended to constitute a “reorganization” within the meaning of Section 368 of the Code. The Parties adopt this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

With respect to any Section of this ARTICLE III, except (a) as disclosed in the reports, statements and other documents filed by the Company with the SEC or furnished by the Company to the SEC, in each case pursuant to the Exchange Act on or after January 1, 2021 and prior to the date of this Agreement (other than any disclosures contained or referenced therein under the captions “Risk Factors,” “Cautionary Statement,” “Quantitative and Qualitative Disclosures About Market Risk” and any other disclosures contained or referenced therein of information, factors or risks that are predictive, cautionary or forward-looking in nature) (the “Company Recent SEC Reports”) (it being understood that this clause (a) will not apply to any of Section 3.2, Section 3.3, Section 3.4, Section 3.5, and Section 3.7); or (b) as set forth in the disclosure letter delivered by Company to the Parent on the date hereof (the “Company Disclosure Letter”), the Company hereby represents and warrants to Parent and Merger Sub as follows:

3.1Organization; Good Standing. The Company (a) is a corporation duly organized, validly existing and in good standing pursuant to the NRS; and (b) has the requisite corporate power and authority to conduct its business as it is presently being conducted and to own, lease or operate its properties, rights and assets. The Company is duly qualified to do business and is in good standing in each jurisdiction where the character of its properties, rights and assets owned or leased or the nature of its activities make such qualification necessary, except where the failure to be so qualified or in good standing would not have a Company Material Adverse Effect. The Company has made available to Parent true, correct and complete copies of the Amended and Restated Articles of Incorporation of the Company (the “Charter”) and the Bylaws of the Company (the “Bylaws”), each as amended to date. The Charter and Bylaws are in full force and effect on the date of this Agreement. The Company is not in material violation of the Charter or the Bylaws.

3.2Corporate Power; Enforceability. The Company has the requisite corporate power and authority to (a) execute and deliver this Agreement; (b) perform its covenants and obligations hereunder; and (c) subject to receiving the Requisite Stockholder Approval, consummate the Merger. The execution and delivery of this Agreement by the Company, the performance by the Company of its covenants and obligations hereunder, and the consummation of the Merger have been duly authorized by all necessary corporate action on the part of the Company and no additional corporate actions on the part of the Company are necessary to authorize (i) the execution and delivery of this Agreement by the Company; (ii) the performance by the Company of its covenants and obligations hereunder; or (iii) subject to the receipt of the Requisite Stockholder Approval and the filing of the Articles of Merger with the Secretary of State of the State of Nevada, the consummation of the Merger. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws affecting or relating to creditors’ rights generally.

3.3Company Board Approval. The Company Board has unanimously (i) determined that it is in the best interests of the Company and its stockholders to enter into this Agreement and consummate the Merger upon the terms and subject to the conditions set forth herein and declared this Agreement advisable; (ii) approved the execution and delivery of this Agreement by the Company, the performance by the Company of its covenants and other obligations hereunder, and the consummation of the Merger upon the terms and conditions set forth herein; (iii) directed that the adoption of this Agreement be submitted to a vote at a meeting of the stockholders of the Company and (iv) resolved to recommend that the Company Stockholders vote in favor of adoption of this Agreement in accordance with the NRS (collectively, the “Company Board Recommendation”).

3.4Requisite Stockholder Approval. The affirmative vote of the holders of a majority of the outstanding shares of Company Capital Stock entitled to vote to adopt this Agreement (the “Requisite Stockholder Approval”) is the only vote of the holders of any class or series of Company Capital Stock that is necessary pursuant to applicable Law, the Charter or the Bylaws to consummate the Merger.

3.5Non-Contravention. The execution and delivery of this Agreement by the Company, the performance by the Company of its covenants and obligations hereunder, and, assuming receipt of the Requisite Stockholder Approval, the consummation of the Merger do not (a) violate or conflict with any provision of the Charter or the Bylaws or the equivalent organizational or governing documents of any Subsidiary of the Company; (b) violate, conflict with, result in the breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) pursuant to, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration pursuant to any Material Contract; (c) assuming compliance with the matters referred to in Section 3.6 and, in the case of the consummation of the Merger, subject to obtaining the Requisite Stockholder Approval, violate or conflict with any Law applicable to the Company or any of its Subsidiaries; or (d) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of the Company or any of its Subsidiaries, except in the case of each of clauses (b), (c) and (d) for such violations, conflicts, breaches, defaults, terminations, accelerations or Liens that would not have a Company Material Adverse Effect.

3.6Requisite Governmental Approvals. No consent, approval, order or authorization of, filing or registration with, or notification to (any of the foregoing, a “Consent”) any Governmental Authority is required on the part of the Company in connection with the (a) execution and delivery of this Agreement by the Company; (b) performance by the Company of its covenants and obligations pursuant to this Agreement; or (c) consummation of the Merger, except (i) the filing of the Articles of Merger with the Secretary of State of the State of Nevada; (ii) such filings and approvals as may be required by any federal or state securities Laws, including compliance with any applicable requirements of the Exchange Act; (iii)  the rules of OTCQB; and (iv) such other Consents the failure of which to obtain would not have a Company Material Adverse Effect.

3.7Company Capitalization.

(a)Capital Stock. The authorized capital stock of the Company consists of (i) 5,000,000,000 shares of Company Common Stock (ii) 5000,000 shares of Company Series A Preferred Stock (iii) 1,000,000 shares of Company Series B Preferred Stock and (iv) 7,600 shares of Company Series C Preferred Stock. As of 5:00 p.m., Eastern Standard time, on December 7, 2023 (such time and date, the “Capitalization Date”), (A) 1,843,544,622 shares of Company Common Stock were issued and outstanding (for the avoidance of doubt, excluding shares held in treasury); (B) 500,000 shares of Company Series A Preferred Stock were issued and outstanding; (C) no shares of Company Series B Preferred Stock were issued and outstanding; and (D) 788 shares of Company Series C Preferred Stock were issued and outstanding.

(b)All outstanding shares of Company Capital Stock are validly issued, fully paid, nonassessable and free of any preemptive rights. Since the close of business on the Capitalization Date until the date of this Agreement, the Company has not issued or granted any Company Securities.

(c)Stock Reservation. As of the Capitalization Date, the Company has reserved 125,043,566 shares of Company Common Stock for issuance pursuant to the Company Warrants.

(d)Company Securities. Except as set forth in this Section 3.7, as of the Capitalization Date, there were (i) other than the Company Capital Stock, no outstanding shares of capital stock of, or other equity or voting interest in, the Company; (ii) other than the Company Warrants, no outstanding securities of the Company convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, the Company; (iii) other than the Company Warrants, no outstanding options, warrants or other rights or binding arrangements to acquire from the Company, or that obligate the Company to issue or sell, any capital stock of, or other equity or voting interest in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, the Company; (iv) no obligations of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security, or other similar Contract relating to any capital stock of, or other equity or voting interest (including any voting debt) in, the Company; (v) no outstanding restricted shares, restricted share units, stock appreciation rights, performance shares, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other securities or ownership interests in, the Company (the items in clauses (i), (ii), (iii), (iv) and (v), collectively with the Company Common Stock, the “Company Securities”); (vi) no voting trusts, proxies or similar arrangements or understandings to which the Company is a party or by which the Company is bound with respect to the voting of any shares of capital stock of, or other equity or voting interest in, the Company; (vii) no obligations or binding commitments of any character restricting the transfer of any shares of capital stock of, or other equity or voting interest in, the Company to which the Company is a party or by which it is bound; and (viii) no other obligations by the Company to make any payments based on the price or value of any Company Securities. There are no accrued and unpaid dividends with respect to any outstanding shares of Company Capital Stock. The Company does not have a stockholder rights plan in effect. Section 3.7(d) of the Company Disclosure Letter contains a correct and complete list as of the Capitalization Date of outstanding Company Warrants.

(e)Other Rights. The Company is not a party to any Contract relating to the voting of, requiring registration of, or granting any preemptive rights, anti-dilutive rights or rights of first refusal or other similar rights with respect to any Company Securities.

3.8Subsidiaries.

(a)Subsidiaries. Section 3.8(a) of the Company Disclosure Letter contains a true, correct and complete list of the name and jurisdiction of organization of each Subsidiary of the Company as of the date hereof. Each Subsidiary of the Company (i) is duly organized, validly existing and in good standing pursuant to the Laws of its jurisdiction of organization (to the extent that the concept of “good standing” is applicable in the case of any jurisdiction outside the United States); and (ii) has the requisite corporate power and authority to carry on its respective business as it is presently being conducted and to own, lease or operate its respective properties and assets, except where the failure to be in good standing would not have a Company Material Adverse Effect. Each Subsidiary of the Company is duly qualified to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary, except where the failure to be so qualified or in good standing would not have a Company Material Adverse Effect. The Company has made available to Parent true, correct and complete copies of the certificates of incorporation, bylaws and other similar organizational documents of each Subsidiary, each as amended to date. No Subsidiary of the Company is in violation of its charter, bylaws or other similar organizational documents, except for such violations that would not have a Company Material Adverse Effect.

(b)Capital Stock of Subsidiaries. As of the Capitalization Date, all of the outstanding capital stock of, or other equity or voting interest in, each Subsidiary of the Company (i) has been duly authorized, validly issued and is fully paid and nonassessable; and (ii) is owned, directly or indirectly, by the Company, free and clear of all Liens (other than Permitted Liens) and any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity or voting interest) that would prevent such Subsidiary from conducting its business as of the Effective Time in substantially the same manner that such business is conducted on the date of this Agreement.

(c)Other Securities of Subsidiaries. There are no outstanding (i) securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, any Subsidiary of the Company; (ii) options, warrants or other rights or arrangements obligating the Company or any of its Subsidiaries to acquire from any Subsidiary of the Company, or that obligate any Subsidiary of the Company to issue, any capital stock of, or other equity or voting interest in, or any securities convertible into or exchangeable for, shares of capital stock of, or other equity or voting interest in, any Subsidiary of the Company; or (iii) obligations of any Subsidiary of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security, or other similar Contract relating to any capital stock of, or other equity or voting interest (including any voting debt) in, such Subsidiary to any Person other than the Company or one of its Subsidiaries.

(d)Other Equity Interests. Other than for the capital stock of its Subsidiaries, as of the date hereof, the Company does not own any equity or voting interest in any other Person.

3.9Company SEC Reports. Since January 1, 2021, the Company has filed all forms, reports and documents with the SEC that have been required to be filed by it pursuant to applicable Laws prior to the date of this Agreement (the “Company SEC Reports”). Each Company SEC Report complied, as of its filing date, or, if amended or superseded by a subsequent filing made prior to the date of this Agreement, as of the date of the last such amendment or superseding filing prior to the date of this Agreement, in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the applicable rules and regulations promulgated thereunder, each as in effect on the date that such Company SEC Report was filed. True, correct and complete copies of all Company SEC Reports are publicly available in the Electronic Data Gathering, Analysis and Retrieval database of the SEC. As of its filing date (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such amended or superseded filing), each Company SEC Report did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No Subsidiary of the Company is required to file any forms, reports or documents with the SEC.

3.10Company Financial Statements. The consolidated financial statements of the Company and its Subsidiaries (including all notes thereto) filed with the Company SEC Reports (i) were prepared in accordance with GAAP (except as may be indicated in the notes thereto or as otherwise permitted by Form 10-Q with respect to any financial statements filed on Form 10-Q); and (ii) fairly present, in all material respects, the consolidated financial position of the Company and its Subsidiaries as of the dates thereof and the consolidated results of operations and cash flows and stockholders’ equity for the periods then ended. Except as have been described in the Company SEC Reports, there are no unconsolidated Subsidiaries of the Company or any off-balance sheet arrangements of the type required to be disclosed pursuant to Item 303(a)(4) of Regulation S-K promulgated by the SEC.

3.11No Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any liabilities of a nature required to be reflected or reserved against on a balance sheet prepared in accordance with GAAP, other than liabilities (a) reflected or otherwise reserved against in the Audited Company Balance Sheet or in the consolidated balance sheets (and the notes thereto) of the Company and its Subsidiaries set forth in the Company’s quarterly reports on Form 10-Q filed by the Company with the SEC since the date of the Audited Company Balance Sheet and prior to the date of this Agreement; (b) arising pursuant to this Agreement or incurred in connection with the Merger; (c) incurred in the ordinary course of business since September 30, 2023; (d) that would not have a Company Material Adverse Effect; or (e) incurred in connection with the transactions contemplated by this Agreement.

3.12Absence of Certain Changes; No Company Material Adverse Effect. Since September 30, 2023 through the date of this Agreement, the business of the Company and its Subsidiaries has been conducted, in all material respects, in the ordinary course of business. Since December 31, 2022 through the date of this Agreement, there has not occurred a Company Material Adverse Effect.

3.13Material Contracts.

(a)Material Contracts. Except as set forth on Section 3.13(a) of the Company Disclosure Letter and in the Company SEC Reports, other than this Agreement, there are no Contracts to which the Company is a party or by which any of its properties or assets may be bound, subject or affected, which (i) creates or imposes a liability greater than $250,000, (ii) may not be cancelled by the Company on less than sixty (60) days’ prior notice without payment of a material penalty or termination fee or (iii) prohibits, prevents, restricts or impairs in any material respect any business practice of the Company as its business is currently conducted, any acquisition of material property by the Company, or restricts in any material respect the ability of the Company to engage in business as currently conducted by it or compete with any other Person (each, a “Material Contract”).  All Material Contracts have been made available to Parent other than those that are exhibits to the Company SEC Reports.

(b)Validity. Each Material Contract is valid and binding on the Company or each such Subsidiary of the Company party thereto, enforceable in accordance with its terms and is in full force and effect, and none of the Company, any of its Subsidiaries party thereto or, to the Knowledge of the Company, any other party thereto is or is alleged to be in breach of or default pursuant to any such Material Contract, except for such failures to be in full force and effect that would not have a Company Material Adverse Effect. No event has occurred that, with notice or lapse of time or both, would constitute such a breach or default pursuant to any Material Contract by the Company or any of its Subsidiaries, or, to the Knowledge of the Company, any other party thereto, except for such breaches and defaults that would not have a Company Material Adverse Effect. To the Knowledge of the Company, neither the Company nor any of its Subsidiaries has received written notice from any other party to a Material Contract that such other party intends to terminate, not renew or renegotiate in any material respects the terms of any such Material Contract, except for such written notices to terminate, not renew or renegotiate with respect to matters that would not have a Company Material Adverse Effect.

3.14Real Property.

(a)Owned Real Property. Neither the Company nor its Subsidiaries own any real property or interests in real property as of the date of this Agreement.

(b)Leased Real Property. Section 3.14(b) of the Company Disclosure Letter contains a true, correct and complete list, as of the date of this Agreement, of all of the existing leases, subleases, licenses or other agreements pursuant to which the Company or any of its Subsidiaries uses or occupies, or has the right to use or occupy any real property with such property subject to annual rent obligations in excess of $1,000,000 (such property, the “Leased Real Property,” and each such lease, sublease or license (including any modifications, amendments, guaranties, exhibits, schedules and supplements thereto), a “Lease”). Each Lease is in full force and effect and is binding upon the Company or its Subsidiary, as applicable, and to the Knowledge of the Company, each other party thereto. With respect to each Lease, and except as would not have a Company Material Adverse Effect, (i) there are no material disputes with respect to such Lease and none of the Company or any of its Subsidiaries or, to the Knowledge of the Company, any other Person, is in breach or violation of, or default under, any Lease and no event has occurred and no circumstance exists which, if not remedied, would result in such a breach, violation or default under any Lease (with or without notice or lapse of time, or both), (ii) except as disclosed in this Agreement, the Company or one of its Subsidiaries has not collaterally assigned or granted any security interest in such Lease or any interest therein, and (iii) the Company or one of its Subsidiaries has valid leasehold estates in the Leased Real Property, free and clear of all Liens (other than Permitted Liens).

(c)Subleases. Section 3.14(c) of the Company Disclosure Letter contains a true, correct and complete list as of the date of this Agreement of all the existing subleases and licenses (each, a “Sublease”) granting to any Person, other than the Company or any of its Subsidiaries, any right to use or occupy, the Leased Real Property. With respect to each of the Subleases, each Sublease is valid and binding on the Company or each such Subsidiary of the Company party thereto enforceable in accordance with its terms and is in full force and effect. None of the Company, any of its Subsidiaries party thereto or, to the Knowledge of the Company, any other party thereto is in breach of or default pursuant to any such Sublease and no circumstance exists which, if not remedied, would result in such a breach, violation or default under any Sublease (with or without notice or lapse of time, or both), except for such failures to be in full force and effect that would not have, or reasonably be expected to have a Company Material Adverse Effect.

(d) There is no pending or, to the Knowledge of the Company, threatened, appropriation, condemnation or similar proceeding affecting the Leased Real Property or any part thereof or interest therein.

3.15Environmental Matters. Except as would not have a Company Material Adverse Effect, since January 1, 2021, neither the Company nor any of its Subsidiaries (a) has received any written notice alleging that the Company or any Subsidiary has violated any Environmental Law or is liable under any Environmental Law or regarding Hazardous Substances; (b) has, to the Knowledge of the Company, transported, produced, processed, manufactured, generated, used, treated, handled, stored, released or disposed of or arranged for disposal any Hazardous Substances in violation of or in a manner that would reasonably be expected to result in liability under any applicable Environmental Law, and to the Knowledge of the Company as of the date of this Agreement, Hazardous Substances are not otherwise present at or affecting any of the Leased Real Property in amounts or circumstances that would reasonably be expected to require the Company or any of its Subsidiaries to undertake any investigation or corrective or remedial action under any applicable Environmental Law, or to give rise to any claim against or interfere with the operations of the Company or any of its Subsidiaries; (c) has exposed any employee or any other Person to Hazardous Substances in violation of, or in a manner that would reasonably be expected to result in liability under, any applicable Environmental Law; or (d) is a party to or is the subject of any pending or, to the Knowledge of the Company as of the date of this Agreement, threatened Legal Proceeding (i) alleging the noncompliance by the Company or any of its Subsidiaries with any Environmental Law; or (ii) seeking to impose any financial responsibility for any investigation, cleanup, removal or remediation pursuant to any Environmental Law or regarding Hazardous Substances; or (e) has, to the Knowledge of the Company as of the date of this Agreement, assumed or retained by Contract any liability under Environmental Law or regarding Hazardous Substances.

3.16Tax Matters.  Except as would not reasonably be expected to result in material liability to the Company and its Subsidiaries:

(a)The Company and each of its Subsidiaries have timely filed all income and other material United States federal, state, local and non-United States returns, declarations, estimates, information statements and reports (including amendments thereto) relating to any and all Taxes (“Tax Returns”) required to be filed by or with respect to any of them, and all such Tax Returns (i) were prepared in compliance with all applicable Laws and (ii) are true, correct, and complete in all material respects. Neither the Company nor any of its Subsidiaries is currently the beneficiary of any extension of time to file any Tax Return that has not been filed.

(b)The Company and each of its Subsidiaries have timely paid all Taxes due and payable by any of them. The unpaid Taxes of the Company and its Subsidiaries did not, as of the date of the Audited Company Balance Sheet, exceed the amount accrued for current Taxes payable (for clarity, excluding any deferred Tax liabilities established to reflect timing differences between book and Tax income) set forth on the face of the Audited Company Balance Sheet (rather than in any notes thereto).

3.17Employee Plans. The Company does not maintain, sponsor, contribute to or otherwise have any liability under, any Employee Plans.

3.18Labor and Employment Matters.

(a)Employment Law Compliance. Except as would not have a Company Material Adverse Effect, the Company and its Subsidiaries are in compliance and have complied since January 1, 2021 with applicable Laws and orders, in each case, with respect to employment (including applicable Laws, rules and regulations regarding wage and hour requirements, immigration status, discrimination in employment, employee health and safety, collective bargaining and material contractual requirements pertaining to personally identifiable information). Neither the Company nor any of its Subsidiaries are bound by any current or pending consent decree with any Governmental Authority arising out of any employment or labor issues, and, to the Knowledge of the Company, no such decree has been threatened.

(b)Withholding. Except as would not have a Company Material Adverse Effect, the Company and each of its Subsidiaries have (i) withheld, since January 1, 2021, all amounts required by applicable Law to be withheld from the wages, salaries and other payments to employees, and (ii) are not liable for any arrears of wages or any Taxes or any penalty for failure to comply with any of the foregoing.

3.19Permits. Except as would not have a Company Material Adverse Effect, the Company and its Subsidiaries hold all permits, licenses, registrations, variances, clearances, consents, commissions, franchises, exemptions, orders and approvals from Governmental Authorities (“Permits”) that are required for the operation of the business of the Company and its Subsidiaries as currently conducted. The Company and its Subsidiaries comply with the terms of all Permits except as would not have a Company Material Adverse Effect, no suspension, cancellation, non-renewal or adverse modification of any of the Permits is pending or, to the Knowledge of the Company, threatened, except for such noncompliance, suspensions, cancellations, non-renewals or adverse modifications that would not have a Company Material Adverse Effect. Except as would not have a Company Material Adverse Effect, all Permits are in full force and effect.

3.20Compliance with Laws.

(a)General Compliance. Except as would not have a Company Material Adverse Effect, since January 1, 2021, the Company and each of its Subsidiaries, and all directors, officers, and to the Knowledge of the Company, employees, agents, or other third parties, in each case, acting on behalf of the Company and its Subsidiaries, have been, and their business and operations have been conducted in compliance with all, and they have not received written notice of any default or violation of any, Laws that are applicable to the Company and its Subsidiaries or to the conduct of the business or operations of the Company and its Subsidiaries.

(b)Prohibited Payments; Anti-Corruption Laws. Since January 1, 2020, neither the Company, nor any of its Subsidiaries or any director, officer or, to the Knowledge of the Company, employee or agent of the Company or any of its Subsidiaries has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful payments relating to an act by any Governmental Authority in material violation of any applicable Law relating to anti-corruption, bribery or similar matters; (ii) offered or given anything of value to any Government Official or employee, or to any political party or official thereof, or any candidate for foreign political office, or any other Person in material violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or (iii) made any other unlawful payment in material violation of any applicable Law relating to anti-corruption, bribery or similar matters. Since January 1, 2020, neither the Company nor any of its Subsidiaries has disclosed to any Governmental Authority that it violated or may have violated any Law relating to anti-corruption, bribery or similar matters. To the Knowledge of the Company, no Governmental Authority is investigating, examining or reviewing the Company’s compliance with any applicable provisions of any Law relating to anti-corruption, bribery or similar matters. Since January 1, 2020, the Company has implemented and maintains in effect policies and procedures reasonably designed to promote compliance by the Company and its Subsidiaries, and their respective directors, officers, and employees with applicable Laws relating to anti-corruption, anti-bribery or similar matters.

3.21Anti-Money Laundering Laws. The Company and its Subsidiaries and each of their respective officers and directors, in their capacity as such, and, to the Knowledge of the Company, other Persons acting on behalf of the Company, in their capacity as such have at all times since January 1, 2020 been in material compliance with applicable Anti-Money Laundering Laws. The Company and its Subsidiaries have implemented and maintain in effect policies and procedures reasonably designed to ensure compliance with Anti-Money Laundering Laws by the Company and its Subsidiaries. Since January 1, 2020, (i) the Company and its Subsidiaries have not received from any Governmental Authority any written notice, or inquiry regarding an actual or alleged violation of Anti-Money Laundering Law; or (ii) made any voluntary or involuntary disclosure to a Governmental Authority regarding an actual or alleged violation of Anti-Money Laundering Laws.

3.22Legal Proceedings; Orders.

(a)No Legal Proceedings. There are no Legal Proceedings pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or against any present or former officer or director of the Company or any of its Subsidiaries in such individual’s capacity as such that would have a Company Material Adverse Effect.

(b)No Orders. Neither the Company nor any of its Subsidiaries or any of their assets, rights or properties is subject to any order, writ, judgment, injunction, decree or award of any kind or nature that would (i) prevent or materially delay the consummation of the Merger or the ability of the Company to fully perform its covenants and obligations pursuant to this Agreement or (ii) have a Company Material Adverse Effect.

3.23Related Person Transactions. Except for compensation or other employment arrangements in the ordinary course of business, there are, and since January 1, 2021, there have been, no Contracts, transactions, arrangements or understandings between the Company or any of its Subsidiaries, on the one hand, and any Affiliate (including any director, officer or employee) thereof or any holder of 5% or more of the shares of Company Common Stock, but not including any wholly owned Subsidiary of the Company, on the other hand, that would be required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC in the Company’s Form 10-K or proxy statement pertaining to an annual meeting of stockholders.

3.24Brokers, Finders and Financial Advisors. Except the Company Advisor, no broker, finder or investment banker is entitled to any brokerage, finder’s or other similar fee or commission in connection with the Merger. Prior to the execution of this Agreement, the Company has made available to Parent a complete and accurate copy of any engagement letter between the Company and the Company Advisor under which any fees or expenses may become payable in connection with the Merger or any of the other transactions contemplated hereby.

3.25No Other Representations. Except as expressly set forth in this Article III, neither the Company nor any of its Subsidiaries has made any representation or warranty, express or implied, to Parent or Merger Sub in connection with this Agreement, the Merger or any of the other transactions contemplated hereby.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

With respect to any Section of this ARTICLE IV, except (a) as disclosed in the reports, statements and other documents filed by Parent with the SEC or furnished by Parent to the SEC, in each case pursuant to the Exchange Act on or after January 1, 2021, and prior to the date of this Agreement (other than any disclosures contained or referenced therein under the captions “Risk Factors,” “Note About Forward-Looking Statements,” “Quantitative and Qualitative Disclosures About Market Risk” and any other disclosures contained or referenced therein of information, factors or risks that are predictive, cautionary or forward-looking in nature) (the “Parent Recent SEC Reports”) (it being understood that this clause will not apply to any of Section 4.2 or Section 4.8), Parent and Merger Sub hereby represent and warrant to the Company as follows:

4.1Organization; Good Standing.

(a)Parent. Parent (i) is duly organized, validly existing and in good standing pursuant to the Laws of its jurisdiction of organization; and (ii) has the requisite power and authority to conduct its business as it is presently being conducted and to own, lease or operate its properties and assets, except where the failure to be in such good standing, or to have such power or authority, would not prevent or materially delay the ability of Parent to consummate the Merger.

(b)Merger Sub. Merger Sub (i) is a corporation duly organized, validly existing and in good standing pursuant to the NRS; and (ii) has the requisite corporate power and authority to conduct its business as it is presently being conducted and to own, lease or operate its properties and assets, except where the failure to be in such good standing, or to have such power or authority, would not prevent or materially delay the ability of Merger Sub to consummate the Merger. Merger Sub has been formed solely for the purpose of engaging in the Merger and, prior to the Effective Time, Merger Sub will not have engaged in any other business activities and will have incurred no material liabilities or obligations other than as contemplated by this Agreement. Parent or a direct or indirect Subsidiary of Parent is the sole record and beneficial stockholder of Merger Sub.

(c)Organizational Documents. Parent has made available to the Company true, correct and complete copies of the articles of incorporation, bylaws and other similar organizational documents of Parent and Merger Sub, each as amended to date. Neither Parent nor Merger Sub is in violation of its articles of incorporation, bylaws or other similar organizational document, except where the failure to be in such good standing, or to have such power or authority, would not prevent or materially delay the ability of Parent and Merger Sub to consummate the Merger. The articles of incorporation, bylaws or other similar organizational document of Parent and Merger Sub are in full force and effect on the date of this Agreement.

4.2Corporate Power; Enforceability. Each of Parent and Merger Sub has the requisite power and authority to (a) execute and deliver this Agreement; (b) perform its covenants and obligations hereunder; and (c) consummate the Merger. The execution and delivery of this Agreement by each of Parent and Merger Sub, the performance by each of Parent and Merger Sub of its respective covenants and obligations hereunder and, subject to receiving the Requisite Stockholder Approval, the consummation of the Merger have been duly authorized by all necessary action on the part of each of Parent and Merger Sub and, other than the adoption of this Agreement by Parent or the applicable direct or indirect Subsidiary of Parent immediately following the execution and delivery of this Agreement in its capacity as sole stockholder of Merger Sub in accordance with applicable Law and the Articles of Incorporation and bylaws of Merger Sub, no additional actions on the part of Parent or Merger Sub are necessary to authorize (i) the execution and delivery of this Agreement by each of Parent and Merger Sub; (ii) the performance by each of Parent and Merger Sub of its respective covenants and obligations hereunder; or (iii) the consummation of the Merger or the other transactions contemplated by this Agreement (other than the filing with the

Secretary of State of the State of Nevada of the Articles of Merger as required by the NRS). This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, except as such enforceability (A) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws affecting or relating to creditors’ rights generally; and (B) is subject to laws governing specific performance, injunctive relief and other equitable remedies and general principles of equity.

4.3Non-Contravention. The execution and delivery of this Agreement by each of Parent and Merger Sub, the performance by each of Parent and Merger Sub of their respective covenants and obligations hereunder, and the consummation of the Merger do not (a) violate or conflict with any provision of the Articles of Incorporation, bylaws or other similar organizational documents of Parent or Merger Sub; (b) violate, conflict with, result in the breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) pursuant to, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration pursuant to any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Parent or Merger Sub is a party; (c) assuming the consents, approvals and authorizations referred to in Section 4.4 have been obtained, violate or conflict with any Law applicable to Parent or Merger Sub; or (d) result in the creation of any Lien (other than Permitted Liens) upon any of the material properties or material assets of Parent or Merger Sub, except in the case of each of clauses (b), (c) and (d) for such violations, conflicts, breaches, defaults, terminations, accelerations or Liens that would not, individually or in the aggregate, prevent or materially delay the consummation of the Merger.

4.4Requisite Governmental Approvals. No Consent of any Governmental Authority is required on the part of Parent, Merger Sub or any of their Affiliates in connection with the (a) execution and delivery of this Agreement by each of Parent and Merger Sub; (b) performance by each of Parent and Merger Sub of their respective covenants and obligations pursuant to this Agreement; or (c) consummation of the Merger, except (i) the filing of the Articles of Merger with the Secretary of State of the State of Nevada; (ii) such filings and approvals as may be required by any federal or state securities Laws, including compliance with any applicable requirements of the Exchange Act; (iii) the rules of OTCQB and (iv) such other Consents the failure of which to obtain would not, individually or in the aggregate, prevent or materially delay the consummation of the Merger.

4.5Legal Proceedings; Orders.

(a)No Legal Proceedings. As of the date of this Agreement, there are no Legal Proceedings pending or, to the Knowledge of Parent or any of its Affiliates, threatened against Parent or Merger Sub that would, individually or in the aggregate prevent or materially delay the consummation of the Merger or the ability of Parent and Merger Sub to fully perform their respective covenants and obligations pursuant to this Agreement.

(b)No Orders. Neither Parent nor Merger Sub is subject to any order of any kind or nature that would prevent or materially delay the consummation of the Merger.

4.6Certain Business Practices.

(a)Neither the Parent, nor Merger Sub, nor any of their respective Representatives acting on their behalf, has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the U.S. Foreign Corrupt Practices Act of 1977 or any other local or foreign anti-corruption or bribery Law,

(iii) made any other unlawful payment or (iv) since the formation of the Parent, directly or indirectly, given or agreed to give any unlawful gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder the Parent or Merger Sub or assist either in connection with any actual or proposed transaction.

(b)The operations of each of Parent and Merger Sub are and have been conducted at all times in material compliance with money laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority, and no Legal Proceeding involving the Parent with respect to any of the foregoing is pending or, to the Knowledge of the Parent, threatened.

(c)None of the Parent, Merger Sub, or any of their respective directors or officers, or, to the Knowledge of the Parent and Merger Sub, any other Representative acting on its behalf is currently identified on the specially designated nationals or other blocked person list or otherwise currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”), and the Parent has not, in the last five (5) fiscal years, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in any other country sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any U.S. sanctions administered by OFAC.

4.7Ownership of Company Common Stock. Neither Parent nor Merger Sub is (or has been during the two years prior to the date of this Agreement) an “interested stockholder” (as defined in Section 203 of the NRS) of the Company, assuming that the representations of the Company set forth in Section 3.3 are true and correct.

4.8Ownership of Merger Consideration Shares. All shares of Parent Capital Stock to be issued and delivered to the Company Stockholders as Merger Consideration in accordance with Article II shall be, upon issuance and delivery of such Parent Capital Stock, fully paid and non-assessable, free and clear of all Liens, other than restrictions arising from applicable securities Laws, and the issuance and sale of such Parent Capital Stock pursuant hereto will not be subject to or give rise to any preemptive rights or rights of first refusal. Other than the Redemption, there are no outstanding obligations of Parent or Merger Sub to repurchase, redeem or otherwise acquire any shares of Parent or Merger Sub or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Person. There are no stockholders agreements, voting trusts or other agreements or understandings to which Parent or Merger Sub is a party with respect to the voting of any shares of Parent or Merger Sub.

4.9Brokers, Finders and Financial Advisors. Except the Parent Advisor, no broker, finder or investment banker is entitled to any brokerage, finder’s or other similar fee or commission in connection with the Merger. Prior to the execution of this Agreement, the Company has made available to Parent a complete and accurate copy of any engagement letter between the Parent and the Parent Advisor under which any fees or expenses may become payable in connection with the Merger or any of the other transactions contemplated hereby.

4.10No Parent Vote or Approval Required. No vote or consent of the holders of any capital stock of, or other equity or voting interest in, Parent is necessary to approve this Agreement and the Merger. The vote or consent of Parent, as the sole stockholder of Merger Sub, is the only vote or consent of the capital stock of, or other equity interest in, Merger Sub necessary to adopt and approve this Agreement and the Merger.

4.11No Other Representations. Except as expressly set forth in this ARTICLE IV, neither the Parent nor Merger Sub has made any representation or warranty, express or implied, to the Company or its

Subsidiaries in connection with this Agreement, the Merger or any of the other transactions contemplated hereby.

ARTICLE V
INTERIM OPERATIONS OF THE COMPANY

5.1Affirmative Obligations. Except (a) as expressly contemplated by this Agreement; (b) as set forth in Section 5.1 or Section 5.2 of the Company Disclosure Letter; (c) as contemplated by Section 5.2; (d) as approved by Parent (which approval will not be unreasonably withheld, conditioned or delayed); or (e) as required by applicable Law or the regulations or requirements of any stock exchange or regulatory organization applicable to the Company or any of its Subsidiaries, at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to ARTICLE VIII and the Effective Time, the Company will, and will cause each of its Subsidiaries to, (i) use its respective reasonable best efforts to maintain its existence in good standing pursuant to applicable Law; (ii) subject to the restrictions and exceptions set forth in Section 5.2 or elsewhere in this Agreement, conduct its business and operations in the ordinary course of business; and (iii) use its respective reasonable best efforts, consistent with its operations in the ordinary course of business, to (A) preserve intact its material assets, properties, Contracts or other legally binding understandings, licenses and business organizations; (B) keep available the services of its current officers and key employees; and (C) preserve its current relationships and goodwill with customers, suppliers, partners, platform providers, manufacturers, distributors, lessors, licensors, licensees, creditors, contractors and other Persons with which the Company or any of its Subsidiaries has business relations.

5.2Forbearance Covenants. Except (i) as set forth in Section 5.2 of the Company Disclosure Letter; (ii) as approved by Parent (which approval will not be unreasonably withheld, conditioned or delayed); (iii) as expressly contemplated by the terms of this Agreement; or (iv) as required by applicable Law or the regulations or requirements of any stock exchange or regulatory organization applicable to the Company or any of its Subsidiaries, at all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to ARTICLE VIII and the Effective Time, the Company will not, and will not permit any of its Subsidiaries, to:

(a)amend or otherwise change the Charter, the Bylaws or any other similar organizational document, other than any immaterial or ministerial amendments thereto;

(b)propose or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(c)issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any Company Securities;

(d)directly or indirectly acquire, repurchase or redeem any Company Securities or any securities of its Subsidiaries;

(e)(A) adjust, split, subdivide, combine or reclassify any shares of capital stock, or issue or authorize or propose the issuance of any other Company Securities in respect of, in lieu of or in substitution for, shares of its capital stock or other equity or voting interest; (B) declare, set aside, authorize, establish a record date for or pay any dividend or other distribution (whether in cash, shares or property or any combination thereof) in respect of any shares of capital stock or other equity or voting interest, or make any other actual, constructive or deemed distribution in respect of the shares of capital stock or other equity or voting interest, except for (x) cash dividends made by any direct or indirect wholly owned Subsidiary of the Company to the Company or one of its other wholly owned Subsidiaries or (y) one regular cash dividend on Company Common Stock in an amount per share of Company Common Stock not in excess of $0.47; provided that the declaration, record and payment date of such dividend shall be consistent with the historical declaration, record and payment date for the dividend on Company Common Stock from fiscal year 2021 or if such date is not a Business Day, the next day that is a Business Day; (C) pledge or encumber any shares of its capital stock or other equity or voting interest; or (D) modify the terms of any shares of its capital stock or other equity or voting interest;

(f)(A) incur, assume, suffer or modify the terms of any Indebtedness (including any long-term or short-term debt) or issue any debt securities, except (1) for trade payables incurred in the ordinary course of business; or (2) for loans or advances to direct or indirect wholly owned Subsidiaries of the Company; (B) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person, except with respect to obligations of direct or indirect wholly owned Subsidiaries of the Company; or (C) mortgage, pledge or otherwise encumber any assets, tangible or intangible, or create or suffer to exist any Lien thereupon (other than Permitted Liens);

(g)settle, release, waive or compromise any pending or threatened Legal Proceeding against the Company or its Subsidiaries or agree to any remedies with respect to any Legal Proceeding or settlement thereof;

(h) adopt or enter into a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company; or

(i)enter into any written agreement to do any of the foregoing.

5.3No Solicitation.

(a)No Solicitation or Negotiation. From the date of this Agreement until the earlier to occur of the termination of this Agreement pursuant to ARTICLE VIII and the Effective Time, the Company will cease and cause to be terminated any discussions or negotiations with and terminate any data room access (or other diligence access) of any Person and its Affiliates, directors, officers, employees, consultants, agents, representatives and advisors (collectively, “Representatives”) relating to any Acquisition Transaction. Subject to the terms of Section 5.3(c), from the date of this Agreement until the earlier to occur of the termination of this Agreement pursuant to ARTICLE VIII and the Effective Time, the Company and its Subsidiaries and their respective directors, executive and other officers will not, and the Company will not authorize or direct any of its or its Subsidiaries’ employees, consultants or other Representatives to, directly or indirectly, (i) solicit, initiate, propose or induce the making, submission or announcement of, or knowingly encourage, facilitate or assist, any proposal, offer or inquiry that constitutes, or is reasonably expected to lead to, an Acquisition Proposal; (ii) furnish to any Person (other than Parent, Merger Sub or any designees of Parent or Merger Sub) any non-public information relating to the Company or any of its Subsidiaries or afford to any Person access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company or any of its Subsidiaries (other than Parent, Merger Sub or any designees of Parent or Merger Sub), in any such case in connection with any Acquisition Proposal or with the intent to induce the making, submission or announcement of, or to knowingly encourage, facilitate or assist, an Acquisition Proposal or any inquiries or the making of any proposal that would reasonably be expected to lead to an Acquisition Proposal; (iii) participate or engage in discussions or negotiations with any Person with respect to an Acquisition Proposal, or with respect to any inquiries from third Persons relating to making a potential Acquisition Proposal (other than solely to inform such Persons of the provisions contained in this Section 5.3); (iv) approve, endorse or recommend any proposal that constitutes, or is reasonably expected to lead to, an Acquisition Proposal; (v) enter into any letter of intent, memorandum of understanding, merger agreement, expense reimbursement agreement, acquisition agreement or other Contract relating to an Acquisition Transaction (any such letter of intent, memorandum of understanding, merger agreement, acquisition agreement or other Contract relating to an Acquisition Transaction, an “Alternative Acquisition Agreement”); or (vi) authorize or commit to do any of the foregoing.

(b)No Change in Company Board Recommendation or Entry into an Alternative Acquisition Agreement. Except as provided by Section 5.3(c), at no time after the date of this Agreement may the Company Board (or a committee thereof):

(i)(A) withhold, withdraw, amend, qualify or modify, or publicly propose to withhold, withdraw, amend, qualify or modify, the Company Board Recommendation in a manner adverse to Parent; (B) adopt, approve or recommend an Acquisition Proposal; (C) fail to publicly reaffirm the Company Board Recommendation within 10 Business Days following Parent’s written request made promptly following the occurrence of a material event or development relating to or reasonably likely to have a material effect on the Merger or the vote by the Company Stockholders at the Company Stockholder Meeting (or if the Company Stockholder Meeting is scheduled to be held within 10 Business Days, then within one Business Day after Parent so requests); (D) take any formal action or make any recommendation in connection with a tender or exchange offer, other than a recommendation against such offer or a “stop, look and listen” communication by the Company Board (or a committee thereof) to the Company Stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any substantially similar communication) (it being understood that the Company Board (or a committee thereof) may refrain from taking a position with respect to an Acquisition Proposal until the close of business on the 10th Business Day after the commencement of a tender or exchange offer in connection with such Acquisition Proposal without such action being considered a violation of this Section 5.3); or (E) fail to include the Company Board Recommendation in the Proxy Statement (any action described in clauses (A) through (E), a “Company Board Recommendation Change”), it being understood that the delivery in itself by the Company to Parent of any notice contemplated by Section 5.3(c) will constitute a Company Board Recommendation Change or violate this Section 5.3; or

(ii)cause or permit the Company or any of its Subsidiaries to enter into an Alternative Acquisition Agreement.

(c)Company Board Recommendation Change; Entry into Alternative Acquisition Agreement. Notwithstanding anything to the contrary set forth in this Agreement, at any time prior to obtaining the Requisite Stockholder Approval:

(i)the Company Board may effect a Company Board Recommendation Change in response to an Intervening Event if the Company Board determines in good faith (after consultation with the Company’s financial advisor and outside legal counsel) that the failure to do so would be inconsistent with its fiduciary duties pursuant to applicable Law and then if and only if:

(1)    the Company has provided prior written notice to Parent at least three Business Days in advance to the effect that the Company Board has (A) so determined; and (B) resolved to effect a Company Board Recommendation Change pursuant to this Section 5.3(c)(i), which notice will describe the Intervening Event in reasonable detail; and

(2)    prior to effecting such Company Board Recommendation Change, the Company and its Representatives, during such three Business Day period, have (A) negotiated with Parent and its Representatives in good faith (to the extent that Parent requests in writing to so negotiate) to make such adjustments to the terms and conditions of this Agreement so that the Company Board no longer determines in good faith that the failure to make a Company Board Recommendation Change in response to such Intervening Event would be inconsistent with its fiduciary duties pursuant to applicable Law; and (B) provided Parent and its Representatives with an opportunity to make a presentation to the Company Board regarding this Agreement and any adjustments with respect thereto (to the extent that Parent requests to make such a presentation).

(d)Notice. From the date of this Agreement until the earlier to occur of the termination of this Agreement pursuant to ARTICLE VIII and the Effective Time, the Company will promptly (and, in any event, by the later of (i) 24 hours from the receipt thereof or (ii) 5:00 p.m., Eastern Standard time, on the next Business Day) notify Parent if (x) any Acquisition Proposal is, to the Knowledge of the Company or of any member of the Company Board, received by the Company or any of its Representatives, (y) any inquiry from any third Person that would be reasonably expected to result in an Acquisition Proposal is, to the Knowledge of the Company or of any member of the Company Board, received by the Company or any of its Representatives, or (z) to the Knowledge of the Company or of any member of the Company Board, any non-public information is requested by any third Person that would be reasonably expected to result in an Acquisition Proposal from or any discussions or negotiations that would be reasonably expected to result in an Acquisition Proposal are sought by any third Person to be initiated or continued with the Company or any of its Representatives. Such notice must include (A) the identity of the Person or “group” of Persons making such offers or proposals (unless, in each case, such disclosure is prohibited pursuant to the terms of any confidentiality agreement with such Person or “group” of Persons that is in effect on the date of this Agreement); and (B) a summary of the material terms and conditions of such offers or proposals or if such Acquisition Proposal or request is in writing, a copy thereof. Thereafter, the Company must keep Parent reasonably informed, on a prompt basis, of the status and terms of any such offers or proposals (including any amendments thereto) and the status of any such discussions or negotiations.

(e)Certain Disclosures. So long as the Company Board expressly publicly reaffirms the Company Board Recommendation in such disclosure (other than a customary “stop-look-and-listen” communication to the stockholders of the Company pursuant to Rule 14d-9(f) under the Exchange Act), then nothing in this Agreement will prohibit the Company or the Company Board (or a committee thereof) from (i) taking and disclosing to the Company Stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or complying with Rule 14d-9 promulgated under the Exchange Act, including a “stop, look and listen” communication by the Company Board (or a committee thereof) to the Company Stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any substantially similar communication); (ii) complying with Item 1012(a) of Regulation M-A promulgated under the Exchange Act; or (iii) making any disclosure to the Company Stockholders (including regarding the business, financial condition or results of operations of the Company and its Subsidiaries) that the Company Board (or a committee thereof), after consultation with outside counsel, has determined in good faith is required by applicable Law. In addition, so long as the Company Board expressly publicly reaffirms the Company Board Recommendation in such disclosure (other than a customary “stop-look-and-listen” communication to the stockholders of the Company pursuant to Rule 14d-9(f) under the Exchange Act), then it is understood and agreed that, for purposes of this Agreement, a factually accurate public statement by the Company or the Company Board solely that (A) describes the Company’s receipt of an Acquisition Proposal; (B) identifies the Person making such Acquisition Proposal; (C) provides the material terms of such Acquisition Proposal; or (D) describes the operation of this Agreement with respect thereto will not be deemed to be (1) a withholding, withdrawal, amendment, qualification or modification, or proposal by the Company Board (or a committee thereof) to withhold, withdraw, amend, qualify or modify, the Company Board Recommendation; (2) an adoption, approval or recommendation with respect to such Acquisition Proposal; or (3) a Company Board Recommendation Change.

(f)Breach by Representatives. The Company agrees that any action taken by any Representative (other than any employee or consultant of the Company who is not at the senior vice president level or above or other officer of the Company) of the Company that, if taken by the Company, would be a breach of this Section 5.3, then such action will be deemed to constitute a breach by the Company of this Section 5.3.

5.4No Control of the Company’s Business. The Parties acknowledge and agree that the restrictions set forth in this Agreement are not intended to give Parent or Merger Sub, directly or indirectly, the right to control or direct the business or operations of the Company or its Subsidiaries at any time prior to the Effective Time. Prior to the Effective Time, the Company and its Subsidiaries will exercise, consistent with the terms, conditions and restrictions of this Agreement, complete control and supervision over their own business and operations.

ARTICLE VI
ADDITIONAL COVENANTS

6.1Required Action and Forbearance; Efforts.

(a)Reasonable Best Efforts. Upon the terms and subject to the conditions set forth in this Agreement, Parent and Merger Sub, on the one hand, and the Company, on the other hand, will use their respective reasonable best efforts to (A) take (or cause to be taken) all actions; (B) do (or cause to be done) all things; and (C) assist and cooperate with the other Parties in doing (or causing to be done) all things, in each case as are necessary, proper or advisable pursuant to applicable Law or otherwise to consummate and make effective, in the most expeditious manner practicable, the Merger, including by using reasonable best efforts to:

(i)cause the conditions to the Merger set forth in ARTICLE VII to be satisfied;

(ii)(1) seek to obtain all consents, waivers, approvals, orders and authorizations from Governmental Authorities; and (2) make all registrations, declarations and filings with Governmental Authorities, in each case that are necessary or advisable to consummate the Merger; and

(iii)(1) seek to obtain all consents, waivers and approvals and (2) deliver all notifications pursuant to any Material Contracts (or other applicable Contracts of the Company or its Subsidiaries) in connection with this Agreement and the consummation of the Merger so as to seek to maintain and preserve the benefits to the Surviving Corporation of such Material Contracts (or other applicable Contracts of the Company or its Subsidiaries) as of and following the consummation of the Merger, in each of cases (1) and (2) to the extent directed to do so by Parent following consultation therewith.

(b)No Failure to Take Necessary Action. In addition to the foregoing, subject to the terms and conditions of this Agreement, neither Parent or Merger Sub, on the one hand, nor the Company, on the other hand, will take any action, or fail to take any action, that is intended to or has (or would reasonably be expected to have) the effect of (i) preventing or materially impairing or materially delaying or otherwise materially adversely affecting the consummation of the Merger; or (ii) the ability of such Party to fully perform its obligations pursuant to this Agreement. For the avoidance of doubt, no action by the Company taken in compliance with Section 5.3 will be considered a violation of this Section 6.1.

6.2Proxy Statement.

(a)Preparation. Promptly after the execution of this Agreement the Company will prepare (with Parent’s reasonable cooperation) and file as promptly as practicable, and in any event within 20 Business Days after the date of this Agreement, with the SEC a preliminary proxy statement to be sent to the Company Stockholders in connection with the Company Stockholder Meeting (the proxy statement, including any amendments or supplements, the “Proxy Statement”) for the purpose of soliciting proxies from Company Stockholders for the matters to be acted upon at the Company Stockholder Meeting and providing the Company Stockholders an opportunity in accordance with the Company’s Charter and Bylaws to have their shares of Company Capital Stock redeemed (the “Redemption”) in conjunction with the stockholder vote, which shall include a joint registration statement (the “Registration Statement”) relating to the registration under the Securities Act of the Merger Consideration Shares. The Company will not file the Proxy Statement with the SEC without first providing Parent and its counsel a reasonable opportunity to review and comment thereon, and the Company will give due consideration to all reasonable additions, deletions or changes suggested by Parent or its counsel. Subject to Section 5.3, the Company must include the Company Board Recommendation in the Proxy Statement. The Company will use its reasonable best efforts to resolve all SEC comments, if any, with respect to the Proxy Statement as promptly as practicable after receipt thereof. Promptly following confirmation by the SEC that the SEC has no further comments, the Company will cause the Proxy Statement in definitive form to be mailed to the Company Stockholders.

(b)Assistance. Each of the Company, Parent and Merger Sub will furnish all information concerning such Person and its Affiliates to the other, and provide such other assistance, as may be reasonably requested by such other Party to be included therein and will otherwise reasonably assist and cooperate with the other in the preparation, filing and distribution of the Proxy Statement and the resolution of any comments to either received from the SEC.

(c)SEC Correspondence. The Parties will notify each other promptly of the receipt of any comments, whether written or oral, from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information, and will supply each other with copies of all correspondence between it or any of its Representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to such filings.

(d)No Amendments. Except in connection with a Company Board Recommendation Change, or incorporation of filings by reference, no amendment or supplement to the Proxy Statement will be made by the Company without the approval of Parent, which approval will not be unreasonably withheld, conditioned or delayed.

(e)Accuracy; Supplied Information.

(i)Company. On the date of filing, the date of mailing to the Company Stockholders (if applicable) and at the time of the Company Stockholder Meeting, the Proxy Statement will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading. Notwithstanding the foregoing, no covenant is made by the Company with respect to any information supplied by Parent, Merger Sub or any of their Affiliates for inclusion or incorporation by reference in the Proxy Statement. The information supplied by the Company for inclusion or incorporation by reference in the Proxy Statement will not, at the time that such Proxy Statement is filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(ii)Parent. The information supplied by Parent, Merger Sub and their respective Affiliates for inclusion or incorporation by reference in the Proxy Statement will not, at the time that the Proxy Statement is filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, no covenant is made by Parent or Merger Sub with respect to any information supplied by the Company for inclusion or incorporation by reference in the Proxy Statement.

6.3Company Stockholder Meeting.

(a)Call of Company Stockholder Meeting. The Company will take all action necessary in accordance with the NRS, the Charter, the Bylaws and the rules of OTCQB to establish a record date for, duly call, give notice of, convene and hold a meeting of its stockholders (the “Company Stockholder Meeting”) as promptly as reasonably practicable following the mailing of the Proxy Statement to the Company Stockholders, for the sole purpose of obtaining the Requisite Stockholder Approval and obtaining advisory approval of the compensation that the Company’s named executive officers may receive in connection with the Merger (and, if applicable, for the Company Stockholders to act on such other matters of procedure required in connection with the adoption of this Agreement and matters required by applicable Law to be voted on by the Company Stockholders in connection with the adoption of this Agreement). Notwithstanding anything to the contrary in this Agreement, the Company will convene, subject to Section 6.3(b), and hold the Company Stockholder Meeting on or around the 20th Business Day following the mailing of the Proxy Statement to the Company Stockholders or on such other date elected by the Company with Parent’s consent (not to be unreasonably withheld, conditioned or delayed). Subject to Section 5.3 and unless there has been a Company Board Recommendation Change, the Company will include (i) the Company Board Recommendation in the Proxy Statement; and (ii) use its reasonable best efforts to solicit proxies to obtain the Requisite Stockholder Approval.

(b)Adjournment of Company Stockholder Meeting. The Company will cooperate with and keep Parent informed upon Parent’s reasonable request regarding its solicitation efforts and voting results following the dissemination of the Proxy Statement to the Company Stockholders. The Company will be permitted to postpone or adjourn the Company Stockholder Meeting if, but only if, (i) as of the time that the Company Stockholder Meeting is originally scheduled (as set forth in the Proxy Statement), there are holders of an insufficient number of shares of the Company Common Stock present or represented by proxy at the Company Stockholder Meeting to constitute a quorum at the Company Stockholder Meeting, (ii) the Company Board has determined in good faith (after consultation with outside legal counsel) (A) that it is required by applicable Law or order to postpone or adjourn the Company Stockholder Meeting, (B) that such postponement or adjournment is required by applicable Law to ensure that any supplement or amendment to the Proxy Statement that is required by applicable Law is provided to Company Stockholders with adequate time for review prior to the Company Stockholder Meeting or (C) that such postponement or adjournment is necessary to permit completion of any pending notice period in respect of a Company Board Recommendation Change, (iii) the Company is requested to postpone or adjourn the Company Stockholder Meeting by the SEC or its staff or (iv) with the prior written consent of Parent (which shall not be unreasonably withheld, conditioned or delayed). In no event will the Company Stockholder Meeting be postponed or adjourned (i) by more than 10 calendar days at a time without the prior written consent of Parent; or (ii) with respect to Section 6.3(a), by more than 30 calendar days after the date on which the Company Stockholder Meeting was (or was required to be) originally scheduled without the prior written consent of Parent. In no event will the record date of the Company Stockholder Meeting be changed without Parent’s prior written consent. The Company will postpone or adjourn the Company Stockholder Meeting on one or more occasions for an aggregate period of up to 30 days if so requested by Parent (and subsequently hold the Company Stockholder Meeting as promptly as practicable after such postponement or adjournment), in each case, if, on the date for which the Company Stockholder Meeting is then-scheduled, the Company has not received proxies representing a sufficient number of shares of Company Common Stock to obtain the Requisite Stockholder Approval, whether or not a quorum is present. Without the prior written consent of Parent (which shall not be unreasonably withheld, conditioned or delayed), the adoption of this Agreement shall be the only matter (other than matters of procedure and matters required by applicable Law to be voted on by the Company Stockholders in connection with the adoption of this Agreement) that the Company shall propose to be acted on by the Company Stockholders at the Company Stockholder Meeting.

6.4Anti-Takeover Laws. The Company and the Company Board will (a) take all actions within their power to ensure that no “anti-takeover” statute or similar statute or regulation is or becomes applicable to the Merger; and (b) if any “anti-takeover” statute or similar statute or regulation becomes applicable to the Merger, take all action within their power to ensure that the Merger may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger.

6.5Access. At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to ARTICLE VIII and the Effective Time, the Company will afford Parent and its Representatives reasonable access during normal business hours, upon reasonable advance notice, to the properties, books and records, facilities and personnel and Representatives of the Company, except that the Company may restrict or otherwise prohibit access to any documents or information to the extent that (a) any applicable Law or regulation requires the Company to restrict or otherwise prohibit access to such documents or information; (b) access to such documents or information would give rise to a material risk of waiving any attorney-client privilege, work product doctrine or other privilege applicable to such documents or information, provided that the Company shall take all reasonable steps to permit inspection of or to disclose such information and to respond in a timely manner to all subsequent queries by Parent and its Representatives based on such information on a basis that does not compromise the Company’s attorney-client or other privilege with respect thereto; (c) access to a Contract in effect as of the date of this Agreement to which the Company or any of its Subsidiaries is a party or otherwise bound would violate or cause a default pursuant to, or give a third Person the right to terminate or accelerate the rights pursuant to, such Contract; or (d) such access unreasonably interferes with the conduct of the business of the Company and its Subsidiaries or creates a risk of damage or destruction to any property or assets of the Company or its Subsidiaries. Subject to applicable Law and the immediately preceding sentence, the Company will provide Parent with reports of the Company reasonably requested by Parent. Any access to the properties (including systems) of the Company and its Subsidiaries will be subject to the Company’s reasonable security measures and insurance requirements and will not include the right to perform invasive testing. The terms and conditions of the Confidentiality Agreement will apply to any information obtained by Parent or any of its Representatives in connection with any investigation conducted pursuant to the access contemplated by this Section 6.5. All requests for access pursuant to this Section 6.5 must be directed to an officer of the Company, or another person designated in writing by the Company.

6.6Section 16(b)-3 Exemption. The Company will take all actions reasonably necessary to cause the Merger, and any dispositions of equity securities of the Company (including derivative securities) in connection with the Merger by each individual who is a director or executive officer of the Company, to be exempt pursuant to Rule 16b-3 promulgated under the Exchange Act. Parent will take all actions reasonably necessary to cause the Merger, and any acquisitions of equity securities of Parent (including derivative securities) in connection with the Merger by each individual who is contemplated to become a director or executive officer of Parent, to be exempt pursuant to Rule 16b-3 promulgated under the Exchange Act.

6.7Directors’ and Officers’ Exculpation and Indemnification.

(a)Indemnified Persons. The Surviving Corporation will (and Parent shall cause the Surviving Corporation to) honor and fulfill, in all respects, the obligations of the Company pursuant to any indemnification agreements set forth in the Charter and the Bylaws as in effect on the date of this Agreement with respect to any of the Company’s current or former directors and officers (collectively, the

“Indemnified Persons”). (For avoidance of doubt: (i) the Parent will honor and fulfill, in all respects, the obligations of the Parent pursuant to any indemnification agreements set forth in the Charter and the Bylaws as in effect on the date of this Agreement with respect to any of the Parent’s current or former directors and officers for any acts taken in their respective capacities as directors or officers of Parent; and, (ii) no director or officer of Parent, upon such person’s resignation, removal or other termination from such directorship or office, shall be held liable for any acts taken by Parent, its directors or officers after such person’s resignation, removal or other termination from such directorship or office.) In addition, during the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, the Surviving Corporation will (and Parent will cause the Surviving Corporation to) cause the articles of incorporation, bylaws and other similar organizational documents of the Surviving Corporation to contain provisions with respect to indemnification, exculpation and the advancement of expenses that are at least as favorable to the Indemnified Persons as the indemnification, exculpation and advancement of expenses provisions set forth in the Charter and the Bylaws as of the date of this Agreement. During such six-year period, such provisions may not be repealed, amended or otherwise modified in any manner except as required by applicable Law.

(b)Indemnification Obligation. Without limiting the generality of the provisions of Section 6.7(a), during the period commencing at the Effective Time and ending on the sixth anniversary of the Effective Time, the Surviving Corporation will (and Parent will cause the Surviving Corporation to) indemnify and hold harmless, to the fullest extent permitted by applicable Law, each Indemnified Person from and against any costs, fees and expenses (including attorneys’ fees and investigation expenses), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement or compromise in connection with any Legal Proceeding, whether civil, criminal, administrative or investigative, to the extent that such Legal Proceeding arises, directly or indirectly, out of or pertains, directly or indirectly, to (i) any action or omission, or alleged action or omission, in such Indemnified Person’s capacity as a director, officer, employee or agent of the Company or any of its Subsidiaries or other Affiliates (regardless of whether such action or omission, or alleged action or omission, occurred prior to, at or after the Effective Time); and (ii) the Merger, as well as any actions taken by the Company, Parent or Merger Sub with respect thereto, except that if, at any time prior to the sixth anniversary of the Effective Time, any Indemnified Person delivers to Parent a written notice asserting a claim for indemnification pursuant to this Section 6.7(b), then the claim asserted in such notice will survive the sixth anniversary of the Effective Time until such claim is fully and finally resolved. In the event of any such Legal Proceeding, (A) the Surviving Corporation will have the right to control the defense thereof after the Effective Time; (B) each Indemnified Person will be entitled to retain his or her own counsel (the fees and expenses of which will be paid by the Surviving Corporation), whether or not the Surviving Corporation elects to control the defense of any such Legal Proceeding; (C) the Surviving Corporation will advance all fees and expenses (including fees and expenses of any counsel) as incurred by an Indemnified Person in the defense of such Legal Proceeding, whether or not the Surviving Corporation elects to control the defense of any such Legal Proceeding upon receipt of an undertaking by or on behalf of such Indemnified Person to repay such amount if it is ultimately determined that such Indemnified Person is not entitled to be indemnified; and (D) no Indemnified Person will be liable for any settlement of such Legal Proceeding effected without his or her prior written consent. Notwithstanding anything to the contrary in this Agreement, none of Parent, the Surviving Corporation nor any of their respective Affiliates will settle or otherwise compromise or consent to the entry of any judgment with respect to, or otherwise seek the termination of, any Legal Proceeding for which indemnification may be sought by an Indemnified Person pursuant to this Agreement unless such settlement, compromise, consent or termination includes an unconditional release of all Indemnified Persons from all liability arising out of such Legal Proceeding. Any determination required to be made with respect to whether the conduct of any Indemnified Person complies or complied with any applicable standard will be made by independent legal counsel selected by the Surviving Corporation (which counsel will be reasonably acceptable to such Indemnified Person), the fees and expenses of which will be paid by the Surviving Corporation.

(c)Successors and Assigns. If Parent, the Surviving Corporation or any of their respective successors or assigns will (i) consolidate with or merge into any other Person and not be the continuing or surviving corporation or entity in such consolidation or merger; or (ii) transfer all or substantially all of its properties and assets to any Person, then proper provisions will be made so that the successors and assigns of Parent, the Surviving Corporation or any of their respective successors or assigns will assume all of the obligations of Parent and the Surviving Corporation set forth in this Section 6.7.

(d)No Impairment. The obligations set forth in this Section 6.7 may not be terminated, amended or otherwise modified in any manner that adversely affects any Indemnified Person without the prior written consent of such affected Indemnified Person or other person. Each of the Indemnified Persons (and their heirs and representatives) are intended to be third-party beneficiaries of this Section 6.7, with full rights of enforcement as if a Party. The rights of the Indemnified Persons pursuant to this Section 6.7 will be in addition to, and not in substitution for, any other rights that such persons may have pursuant to (i) the Charter and Bylaws; (ii) the similar organizational documents of the Subsidiaries of the Company; (iii) any and all indemnification agreements entered into with the Company or any of its Subsidiaries; or (iv) applicable Law (whether at law or in equity).

(e)Other Claims. Nothing in this Agreement is intended to, or will be construed to, release, waive or impair any rights to directors’ and officers’ insurance claims pursuant to any applicable insurance policy or indemnification agreement that is or has been in existence with respect to the Company or any of its Subsidiaries for any of their respective directors, officers or other employees, it being understood and agreed that the indemnification provided for in this Section 6.7 is not prior to or in substitution for any such claims pursuant to such policies or agreements.

6.8Employee Matters.

(a)Employment; Benefits. The Surviving Corporation or one of its Subsidiaries will (and Parent will cause the Surviving Corporation or one of its Subsidiaries to) continue the employment of all employees of the Company and its Subsidiaries set forth on Section 6.8(a) of the Company Disclosure Letter as of the Effective Time by taking such actions, if any, as are required by applicable Law. For a period of twelve months following the Effective Time, the Surviving Corporation and its Subsidiaries will (and Parent will cause the Surviving Corporation and its Subsidiaries to) ensure that each Continuing Employee receives target cash compensation, benefits and severance payments that, taken as a whole, are no less favorable in the aggregate than the target cash compensation (other than any equity-based compensation, retention, transaction, milestone or other one-time bonus or payment), benefits and severance payments and benefits provided to such Continuing Employee immediately prior to the Effective Time.

(b)No Third-Party Beneficiary Rights. Notwithstanding anything to the contrary set forth in this Agreement, this Section 6.8 will not be deemed to (i) guarantee employment for any period of time for, or preclude the ability of Parent, the Surviving Corporation or any of their respective Subsidiaries to terminate the employment of any Continuing Employee for any reason; (ii) require Parent, the Surviving Corporation or any of their respective Subsidiaries to implement or continue any Employee Plan or prevent the amendment, modification or termination thereof after the Effective Time; or (iii) create any third-party beneficiary rights in any Person.

6.9Obligations of Merger Sub. Parent will take all action necessary to cause Merger Sub and the Surviving Corporation to perform their respective obligations pursuant to this Agreement and to consummate the Merger upon the terms and subject to the conditions set forth in this Agreement. Parent and Merger Sub will be jointly and severally liable for the failure by either of them to perform and discharge any of their respective covenants, agreements and obligations pursuant to this Agreement.

6.10Notification of Certain Matters.

(a)Notification by the Company. At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to ARTICLE VIII and the Effective Time, the Company will give prompt notice to Parent upon becoming aware that any representation or warranty made by it in this Agreement has become untrue or inaccurate in any material respect, or of any failure by the Company to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement, in each case if and only to the extent that such untruth, inaccuracy, or failure would reasonably be expected to cause any of the conditions to the obligations of Parent and Merger Sub to consummate the Merger set forth in Section 7.2(a) or Section 7.2(b) to fail to be satisfied at the Closing, except that no such notification will affect or be deemed to modify any representation or warranty of the Company set forth in this Agreement or the conditions to the obligations of Parent and Merger Sub to consummate the Merger or the remedies available to the Parties under this Agreement (and no failure to provide any such notification shall be treated as a breach of any covenant or agreement for purposes of Section 7.2(b)). The terms and conditions of the Confidentiality Agreement apply to any information provided to Parent pursuant to this Section 6.10(a).

(b)Notification by Parent. At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to ARTICLE VIII and the Effective Time, Parent will give prompt notice to the Company upon becoming aware that any representation or warranty made by Parent or Merger Sub in this Agreement has become untrue or inaccurate in any material respect, or of any failure by Parent or Merger Sub to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement, in each case if and only to the extent that such untruth, inaccuracy or failure would reasonably be expected to cause any of the conditions to the obligations of the Company to consummate the Merger set forth in Section 7.3(a) or Section 7.3(b) to fail to be satisfied at the Closing, except that no such notification will affect or be deemed to modify any representation or warranty of Parent or Merger Sub set forth in this Agreement or the conditions to the obligations of the Company to consummate the Merger or the remedies available to the Parties under this Agreement (and no failure to provide any such notification shall be treated as a breach of any covenant or agreement for purposes of Section 7.3(b)). The terms and conditions of the Confidentiality Agreement apply to any information provided to the Company pursuant to this Section 6.10(b).

6.11Public Statements and Disclosure. The Parties shall mutually agree upon and, as promptly as practicable after the execution of this Agreement (but in any event within four (4) Business Days thereafter), issue a press release announcing the execution of this Agreement (the “Signing Press Release”).  Promptly after the issuance of the Signing Press Release, the Parent and the Company shall each file a current report on Form 8-K (the “Signing Filing”) with the Signing Press Release and a description of this Agreement as required by federal securities laws, which the Company shall review, comment upon and approve (which approval shall not be unreasonably withheld, conditioned or delayed) prior to filing (with the Company reviewing, commenting upon and approving such Signing Filing in any event no later than the third (3rd) Business Day after the execution of this Agreement).  The Parties shall mutually agree upon and, as promptly as practicable after the Closing (but in any event within four (4) Business Days thereafter), issue a press release announcing the consummation of the transactions contemplated by this Agreement (the “Closing Press Release”).  Promptly after the issuance of the Closing Press Release, the Parent and the Company shall each file a current report on Form 8-K (the “Closing Filing”) with the Closing Press Release and a description of the Closing as required by federal securities laws which the Company and the Parent shall review, comment upon and approve (which approval shall not be unreasonably withheld, conditioned or delayed) prior to filing.  In connection with the preparation of the Signing Press Release, the Signing Filing, the Closing Filing, the Closing Press Release, or any other report, statement, filing notice or application made by or on behalf of a Party to any Governmental Authority or other third party in connection with the transactions contemplated hereby, each Party shall, upon request by any other Party, furnish the Parties with all information concerning themselves, their respective directors, officers and equity holders, and such other matters as may be reasonably necessary or advisable in connection with the transactions contemplated hereby, or any other report, statement, filing, notice or application made by or on behalf of a Party to any third party and/ or any Governmental Authority in connection with the transactions contemplated hereby.. Thereafter, the Company (unless the Company Board has made a Company Board Recommendation Change) and Parent will consult with the other Party before (a) participating in any media interviews; (b) engaging in any meetings or calls with analysts, institutional investors or other similar Persons; or (c) providing any statements that are public or are reasonably likely to become public, in any such case to the extent relating to the Merger, except with respect to communications that are (x) required by applicable Law, regulation or stock exchange rule or listing agreement, (y) consistent with the initial press release or other mutually agreed communications (including the Proxy Statement and other public filings made with the SEC in connection with the Agreement or the Merger) or (z) internal communications to employees of the Company or its Subsidiaries or Parent or its Subsidiaries, as applicable, that, in the good faith assessment of the Company or Parent, as applicable, would not need to be publicly filed pursuant to applicable Law. Except as required by applicable Law, regulation, stock exchange rule or listing agreement, Parent and the Company will not issue any subsequent press release concerning this Agreement or the Merger without the other Party’s consent.

6.12Stock Exchange Delisting; Deregistration. Prior to the Effective Time, the Company will cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary, proper or advisable on its part pursuant to applicable Law and the rules and regulations of OTCQB to cause (a) the delisting of the Company Common Stock from OTCQB as promptly as practicable after the Effective Time; and (b) the deregistration of the Company Common Stock pursuant to the Exchange Act as promptly as practicable after such delisting.

6.13Additional Agreements. If at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of either of the Company or Merger Sub, then the proper officers and directors of each Party will use their reasonable best efforts to take such action. Without limiting the foregoing, the Company shall take the actions set forth on Section 6.13 of the Company Disclosure Letter.

6.14Parent Vote; Merger Sub.

(a)Immediately following the execution and delivery of this Agreement, Parent or its applicable direct or indirect Subsidiary, in its capacity as the sole stockholder of Merger Sub, will execute and deliver to Merger Sub a written consent adopting the Agreement in accordance with the NRS.

(b)Parent shall ensure that Merger Sub duly performs, satisfies and discharges each of the covenants, obligations and liabilities of Merger Sub under this Agreement pursuant to the terms and conditions of this Agreement, and Parent shall be jointly and severally liable with Merger Sub for the failure by Merger Sub to perform and satisfy each such covenant, obligation and liability in accordance with the terms of this Agreement.

(c)During the period from the date of this Agreement through the earlier of the Effective Time or the date of termination of this Agreement, Merger Sub shall not engage in any activities of any nature, except as provided in or contemplated by this Agreement.

6.15Tax Matters.

(a)The Company and its Subsidiaries shall cooperate reasonably, as and to the extent reasonably requested by Parent, in providing any information regarding the Tax matters of the Company and its Subsidiaries. Such cooperation shall include making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

(b)The Company and its Subsidiaries will (i) promptly notify Parent (including a description of the applicable matter and relevant materials) if the Company receives from any Governmental Authority any material notice of deficiency, proposed adjustment, or assessment, and (ii) keep Parent reasonably informed of any material development in such matter and consider in good faith Parent’s comments with respect to the defense of such matter.

6.16Post-Closing Board of Directors and Executive Officers. The Parties shall take all necessary action so that effective as of the Effective Time, the Parent’s board of directors (the “Post-Closing Parent Board”) will consist of up to five (5) individuals.  Effective as of the Effective Time, the Parties shall take all necessary action to designate and appoint to the Post-Closing Purchaser Board, at least two (2) persons designated by the Company prior to the Closing, at least one (1) of whom shall be required to qualify as an “independent director” (as defined under Nasdaq rules).

6.17Amendment to Articles of Incorporation. Immediately prior to the Effective Time, Parent shall file the amendment to the Articles of Incorporation with the Nevada Secretary of State, to reflect, among other modifications to accommodate the Merger Consideration and the transactions contemplated hereby, an increase in authorized Parent Capital Stock together with a standard form of blank check preferred stock.

ARTICLE VII
CONDITIONS TO THE MERGER

7.1Conditions to Each Party’s Obligations to Effect the Merger. The respective obligations of Parent, Merger Sub and the Company to consummate the Merger are subject to the satisfaction or waiver (where permissible pursuant to applicable Law) prior to the Effective Time of each of the following conditions:

(a)Requisite Approvals. The Company’s receipt of the Requisite Stockholder Approval at the Company Stockholder Meeting.

(b)Other Regulatory Approvals. All requisite clearances, consents, and approvals pursuant thereto will have been obtained in each case, without the imposition, individually or in the aggregate, on any Party to offer, negotiate, commit to, effect or otherwise take any action would reasonably be expected to (i) have a material adverse impact on the Company and its Subsidiaries, taken as a whole, (ii) have a material impact on the benefits expected to be derived from the Merger by Parent or (iii) have a more than immaterial impact on any business or product line of Parent (any of clauses (i), (ii) or (iii), a “Burdensome Condition”).

(c)No Prohibitive Laws or Injunctions. No temporary restraining order, preliminary or permanent injunction or other judgment or order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger will be in effect, nor will any action have been taken by any Governmental Authority of competent jurisdiction, and no statute, rule, regulation or order will have been enacted, entered, enforced or deemed applicable to the Merger, that in each case (i) prohibits, makes illegal, or enjoins (or seeks to prohibit, make illegal or enjoin) the consummation of the Merger or (ii) imposes or seeks to impose a Burdensome Condition.

(d)Proxy Statement and Registration Statement. The Proxy Statement shall have cleared comments and, if applicable, the Registration Statement shall have been declared effective by the SEC.

(e)Issuance of Parent Stock to Advisors.

(i)On or after the execution of this Agreement, and prior to the Closing, the Parent shall issue to the Parent Advisor 23,110,000 shares of Restricted Parent Capital Stock.

(ii)Following the Closing, the Parent shall issue to the Company Advisor a number of shares of Restricted Parent Capital Stock equal to 5.1% of the pro forma ownership of the Parent, as may be adjusted or otherwise modified by agreement of Company Advisor and Parent.

(f)Transition Services Agreement. The Parties will have received a transition services agreement, in a form to be mutually agreed between the Parties, validly executed for and on behalf of Parent and the Company.

7.2Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger will be subject to the satisfaction or waiver (where permissible pursuant to applicable Law) prior to the Effective Time of each of the following conditions, any of which may be waived exclusively by Parent:

(a)Representations and Warranties.

(i)Other than the representations and warranties listed in Section 7.2(a)(ii), Section 7.2(a)(iii) and Section 7.2(a)(iv), the representations and warranties of the Company set forth in this Agreement will be true and correct (without giving effect to any materiality or Company Material Adverse Effect qualifications set forth therein) as of the date of this Agreement and as of the Closing Date as if made at and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct as of such earlier date), except for such failures to be true and correct that would not have or reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(ii)The representations and warranties set forth in Section 3.1, Section 3.2, Section 3.3, Section 3.4, the second sentence of Section 3.12 and Section 3.24 that (A) are not qualified by “material”, “materiality” or Company Material Adverse Effect will be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as if made at and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be so true and correct as of such earlier date); and (B) that are qualified by “material,” “materiality” or Company Material Adverse Effect will be true and correct (without disregarding such “material,” “materiality” or Company Material Adverse Effect qualifications) as of the date of this Agreement and as of the Closing Date as if made at and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be so true and correct as of such earlier date).

(iii)The representations and warranties set forth in Section 3.8(b) and Section 3.8(c) will be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as if made at and as of the Closing Date.

(iv)The representations and warranties set forth in Section 3.7(a) the second sentence of Section 3.7(b), and Section 3.7(d) will be true and correct as of the date of this Agreement and as of the Closing Date as if made at and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct as of such earlier date), except for such inaccuracies that are de minimis in the aggregate (viewed in the context of the Company’s total capitalization).

(b)Performance of Obligations of the Company. The Company will have performed and complied in all material respects with all covenants and obligations of this Agreement required to be performed and complied with by it at or prior to the Closing.

(c)Officer’s Certificate. Parent and Merger Sub will have received a certificate of the Company, validly executed for and on behalf of the Company and in its name by a duly authorized executive officer thereof, certifying that the conditions set forth in Section 7.2(a) and Section 7.2(b) have been satisfied.

(d)Company Material Adverse Effect. No Company Material Adverse Effect will have occurred after the date of this Agreement that is continuing.

7.3Conditions to the Company’s Obligations to Effect the Merger. The obligations of the Company to consummate the Merger are subject to the satisfaction or waiver (where permissible pursuant to applicable Law) prior to the Effective Time of each of the following conditions, any of which may be waived exclusively by the Company:

(a)Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth in this Agreement will be true and correct as of the date of this Agreement and as of the Closing Date as if made at and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct as of such earlier date), except for any such failure to be true and correct that would not have or reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b)Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub will have performed and complied in all material respects with all covenants and obligations of this Agreement required to be performed and complied with by Parent and Merger Sub at or prior to the Closing.

(c)Officer’s Certificate. The Company will have received a certificate of Parent and Merger Sub, validly executed for and on behalf of Parent and Merger Sub and in their respective names by a duly authorized officer thereof, certifying that the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied.

(d)Parent Material Adverse Effect. No Parent Material Adverse Effect will have occurred after the date of this Agreement that is continuing.

(e)Amendment to Articles of Incorporation and Bylaws. The Articles of Incorporation of Parent will be amended as set forth in Section 6.17 to reflect, among other modifications to accommodate the Merger Consideration and the transactions contemplated hereby, an increase in authorized Parent Capital Stock together with a standard form of blank check preferred stock. The Bylaws of the Parent will be amended to, among other matters, provide for the size, structure and composition of the board of directors of the Parent after the Closing as reasonably satisfactory to the Company and the Parent.

(f)Exchange Act Filings. Parent shall be compliant with all of its filings required pursuant to the Exchange Act.

ARTICLE VIII
TERMINATION, AMENDMENT AND WAIVER

8.1Termination. This Agreement may be validly terminated at any time prior to the Effective Time, whether prior to or after receipt of the Requisite Stockholder Approval (except as provided herein) only as follows (it being understood and agreed that this Agreement may not be terminated for any other reason or on any other basis):

(a)by mutual written agreement of Parent and the Company;

(b)by either Parent or the Company if (i) any permanent injunction or other judgment or order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger will be in effect, or any action has been taken by any Governmental Authority of competent jurisdiction, that, in each case, prohibits, makes illegal or enjoins the consummation of the Merger and has become final and non-appealable; or (ii) any statute, rule, regulation or order will have been enacted, entered, enforced or deemed applicable to the Merger that prohibits, makes illegal or enjoins the consummation of the Merger (either of clause (i) or (ii), an “Injunction”), except that the right to terminate this Agreement pursuant to this Section 8.1(b) will not be available if the terminating Party’s material breach of any provision of this Agreement is the primary cause of the failure of the Merger to be consummated by the Termination Date;

(c)by either Parent or the Company if the Effective Time has not occurred by 11:59 p.m., Eastern Standard time, on February 1, 2024 (such time and date as it may be extended by mutual written agreement of the Parent and the Company, the “Termination Date”), it being understood that the right to terminate this Agreement pursuant to this Section 8.1(c) will not be available if the terminating Party’s material breach of any provision of this Agreement is the primary cause of the failure of the Merger to be consummated by the Termination Date;

(d)by Parent, if the Company has breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform would (if the Closing were scheduled to occur at such time) result in a failure of a condition set forth in Section 7.2(a) or Section 7.2(b), except that if such breach is capable of being cured by the Termination Date, Parent will not be entitled to terminate this Agreement prior to the delivery by Parent to the Company of written notice of such breach, stating Parent’s intention to terminate this Agreement pursuant to this Section 8.1(d) and the basis for such termination, delivered at least 30 days prior to such termination, or, if earlier, the Termination Date, it being understood that Parent will not be entitled to terminate this Agreement (i) if such breach has been cured prior to termination or (ii) if Parent itself is in breach of any provision of this Agreement or has failed to perform or comply with, or if there is any inaccuracy of, any of its representations, warranties, covenants or agreements set forth in this Agreement, and which breach, failure or inaccuracy would result in the failure of the conditions set forth in Section 7.3(a) or Section 7.3(b);

(e)by Parent, if at any time the Company Board (or a committee thereof) has effected a Company Board Recommendation Change; or

(f)by the Company, if Parent or Merger Sub has breached or failed to perform in any material respect any of its respective representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform would (if the Closing were scheduled to occur at such time) result in a failure of a condition set forth in Section 7.3(a) or Section 7.3(b), except that if such breach is capable of being cured by the Termination Date, the Company will not be entitled to terminate this Agreement prior to the delivery by the Company to Parent of written notice of such breach, stating the Company’s intention to terminate this Agreement pursuant to this Section 8.1(f) and the basis for such termination, delivered at least 30 days prior to such termination, or, if earlier, the Termination Date, it being understood that the Company will not be entitled to terminate this Agreement (i) if such breach has been cured prior to termination or (ii) if the Company itself is in breach of any provision of this Agreement or has failed to perform or comply with, or if there is any inaccuracy of, any of its representations, warranties, covenants or agreements set forth in this Agreement, and which breach, failure or inaccuracy would result in the failure of the conditions set forth in Section 7.2(a) or Section 7.2(b).

8.2Manner and Notice of Termination; Effect of Termination.

(a)Manner of Termination. The Party terminating this Agreement pursuant to Section 8.1 (other than pursuant to Section 8.1(a)) must deliver prompt written notice thereof to the other Parties setting forth in reasonable detail the provision of Section 8.1 pursuant to which this Agreement is being terminated and the facts and circumstances forming the basis for such termination pursuant to such provision.

(b)Effect of Termination. Any proper and valid termination of this Agreement pursuant to Section 8.1 will be effective immediately upon the delivery of written notice by the terminating Party to the other Parties. In the event of the termination of this Agreement pursuant to Section 8.1, this Agreement will be of no further force or effect without liability of any Party (or any partner, member, stockholder, director, officer, employee, affiliate, agent or other representative of such Party) to the other Parties, as applicable, except that Section 3.25, Section 4.10, Section 6.11, the reimbursement obligations of Parent set forth in this Section 8.2, Section 8.3 and ARTICLE VIII will each survive the termination of this Agreement. Notwithstanding the foregoing, nothing in this Agreement will relieve any Party from any liability for any willful breach of this Agreement. For purposes of this Agreement, “willful breach” means a material breach that is a consequence of an act taken by the breaching party, or the failure by the breaching party to take an act it is required to take under this Agreement, in each case with actual knowledge that the taking of, or the failure to take, such act would, or would be reasonably expected to, cause a breach of this Agreement. In addition to the foregoing, no termination of this Agreement will affect the rights or obligations of any Party pursuant to the Confidentiality Agreement, which rights, obligations and agreements will survive the termination of this Agreement in accordance with their respective terms.

8.3Fees and Expenses.

(a)General. Except as set forth in this Section 8.3, all fees and expenses incurred in connection with this Agreement and the Merger will be paid by the Party incurring such fees and expenses whether or not the Merger is consummated. For the avoidance of doubt, Parent or the Surviving Corporation will be responsible for all fees and expenses of the Exchange Agent.

(b)Payment Borne by Non-Terminating Party. Notwithstanding the foregoing, if this Agreement is terminated pursuant to Section 8.1(f) (to the extent such termination pursuant to Section 8.1(f) results from a breach of this Agreement by Parent or its Subsidiaries), all fees and expenses incurred by the Company in connection with this Agreement, the Merger and the other transactions contemplated hereby shall be borne by Parent; and, if this Agreement is terminated pursuant to Section 8.1(d) (to the extent such termination pursuant to Section 8.1(d) results from a breach of this Agreement by the Company or its Subsidiaries), all reasonable and documented fees and expenses incurred by the Parent in connection with this Agreement, the Merger and the other transactions contemplated hereby shall be borne by the Company.

8.4Amendment. Subject to applicable Law and subject to the other provisions of this Agreement, this Agreement may be amended by the Parties at any time by execution of an instrument in writing signed on behalf of each of Parent, Merger Sub and the Company (pursuant to authorized action by the Company Board (or a committee thereof)), except that in the event that the Company has received the Requisite Stockholder Approval, no amendment may be made to this Agreement that requires the approval of the Company Stockholders pursuant to the NRS without such approval.

8.5Extension; Waiver. At any time and from time to time prior to the Effective Time, any Party may, to the extent legally allowed and except as otherwise set forth herein, (a) extend the time for the performance of any of the obligations or other acts of the other Parties, as applicable; (b) waive any inaccuracies in the representations and warranties made to such Party contained herein or in any document delivered pursuant hereto; and (c) subject to the requirements of applicable Law, waive compliance with any of the agreements or conditions for the benefit of such Party contained herein. Any agreement on the part of a Party to any such extension or waiver will be valid only if set forth in an instrument in writing signed by such Party. Any delay in exercising any right pursuant to this Agreement will not constitute a waiver of such right.

ARTICLE IX
GENERAL PROVISIONS

9.1Survival of Representations, Warranties and Covenants. The representations, warranties and covenants of the Company, Parent and Merger Sub contained in this Agreement will terminate at the Effective Time, except for Section 3.25 and Section 4.10 and that any covenants that by their terms survive the Effective Time will survive the Effective Time in accordance with their respective terms.

9.2Indemnification.

(a)Indemnification by Company. Subject to the terms, conditions and limitations of this ARTICLE IX, from and after the date hereof until the Closing, the Company shall indemnify and hold harmless each Parent Indemnified Person from and against any diminution in value of the Merger Consideration as may be determined to have occurred between the date of this Agreement and the Effective Time, based upon the Company Valuation Adjustment.

(b)Indemnification Cap. In no event shall the aggregate indemnification to be paid by the Company under this Article IX exceed the dollar amount that is equal to the actual diminution in value of the Merger Consideration as determined to have occurred between the date of this Agreement and the effective Time, based upon the Company Valuation Adjustment.

(c)Calculation of Losses. For the purposes of calculating the amount of losses pursuant to this ARTICLE IX, the representations and warranties of the Company in this Agreement that are qualified by “materiality,” “Company Material Adverse Effect” or a similar qualification shall be deemed to be made without such materiality, Company Material Adverse Effect or similar qualifiers.

(d)Mitigation. The Parent Indemnified Persons shall cooperate with the Company with respect to resolving any claim or liability with respect to which one party is obligated to indemnify the other party hereunder, including by using reasonable efforts to mitigate or resolve any such claim or liability.

(e)Indemnification Adjusts Purchase Price for Tax Purposes. Each Party shall, including retroactively, treat indemnification payments under this Agreement as adjustments to the consideration paid in the Merger for Tax purposes to the extent permitted under applicable Law.

9.3Notices. All notices and other communications hereunder must be in writing and will be deemed to have been duly delivered and received hereunder (i) four Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid; (ii) one Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service; (iii) immediately upon delivery by hand; or (iv) at the time sent (if sent before 5:00 p.m., addressee’s local time and on the next Business Day if sent after 5:00 p.m., addressee’s local time), if sent by email of a .pdf, .tif, .gif, .jpg or similar attachment; provided, that any notice provided by email shall state in such email that it is a notice delivered pursuant to this Section 9.3, in each case to the intended recipient as set forth below:

(a)if to Parent or Merger Sub to:

SensaSure Technologies Inc.

4730 S. Fort Apache Rd.

Suite 300

Las Vegas, NV

Attn: Clarence Chan

Email: Clarence@pinecapitals.com

(b)if to the Company (prior to the Effective Time) to:

Verde Bio Holdings, Inc.

PO Box 67

Jacksboro, TX 76458

Attn:Scott Cox

Email:scott@verdebh.com

with a copy (which will not constitute notice) to:

Sullivan & Worcester LLP

1633 Broadway

New York, NY 10019

Attn:David Danovitch

Email:  ddanovitch@sullivanlaw.com

Any notice received at the addressee’s location on any Business Day after 5:00 p.m., addressee’s local time, or on any day that is not a Business Day will be deemed to have been received at 9:00 a.m., addressee’s local time, on the next Business Day. From time to time, any Party may provide notice to the other Parties of a change in its address through a notice given in accordance with this Section 9.3, except that notice of any change to the address or any of the other details specified in or pursuant to this Section 9.3 will not be deemed to have been received until, and will be deemed to have been received upon, the later of the date (A) specified in such notice; or (B) that is five Business Days after such notice would otherwise be deemed to have been received pursuant to this Section 9.3.

9.4Assignment. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties; provided, that, Parent and Merger Sub may assign any or all of their rights, interests and obligations to Affiliates of Parent or Merger Sub without the prior written approval of any other Party. Subject to the preceding sentence, this Agreement will be binding upon and will inure to the benefit of the Parties and their respective successors and permitted assigns. No assignment by any Party will relieve such Party of any of its obligations hereunder.

9.5Confidentiality. Parent, Merger Sub and the Company hereby acknowledge that Parent and the Company have previously executed a non-disclosure agreement, dated October 27, 2023 (the “Confidentiality Agreement”), that will continue in full force and effect in accordance with its terms. Each of Parent, Merger Sub, the Company and their respective Representatives will hold and treat all documents and information concerning the other Parties furnished or made available to them or their respective Representatives in connection with the Merger in accordance with the Confidentiality Agreement.

9.6Entire Agreement. This Agreement and the documents and instruments and other agreements among the Parties as contemplated by or referred to herein, including the Confidentiality Agreement and the Company Disclosure Letter, constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof. Notwithstanding anything to the contrary in this Agreement, the Confidentiality Agreement will (a) not be superseded; (b) survive any termination of this Agreement; and (c) continue in full force and effect until the earlier to occur of the Effective Time and the date on which the Confidentiality Agreement expires in accordance with its terms or is validly terminated by the parties thereto.

9.7Third-Party Beneficiaries. Except as set forth in Section 6.7 and this Section 9.7, the Parties agree that their respective representations, warranties and covenants set forth in this Agreement are solely for the benefit of the other Parties in accordance with and subject to the terms of this Agreement. This Agreement is not intended to, and will not, confer upon any other Person any rights or remedies hereunder, except (a) as set forth in or contemplated by Section 6.7 and (b) from and after the Effective Time, the rights of the holders of shares of Company Common Stock and Company Warrants to receive the Merger Consideration set forth in ARTICLE II.

9.8Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the Parties. The Parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

9.9Remedies.

(a)Remedies Cumulative. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy.

(b)Specific Performance.

(i)The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy would occur in the event that the Parties do not perform the provisions of this Agreement (including any Party failing to take such actions as are required of it hereunder in order to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. The Parties acknowledge and agree that (A) they will be entitled, in addition to any other remedy to which they are entitled at law or in equity, to an injunction, specific performance and other equitable relief to prevent breaches (or threatened breaches) of this Agreement and to enforce specifically the terms and provisions hereof; and (B) the right of specific enforcement is an integral part of the Merger and without that right, neither the Company nor Parent would have entered into this Agreement.

(ii) The Parties agree not to raise any objections to (A) the granting of an injunction, specific performance or other equitable relief to prevent or restrain breaches or threatened breaches of this Agreement by the Company, on the one hand, or Parent and Merger Sub, on the other hand; and (B) the specific performance of the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants, obligations and agreements of the Company, Parent and Merger Sub pursuant to this Agreement. Any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement will not be required to provide any bond or other security in connection with such injunction or enforcement, and each Party irrevocably waives any right that it may have to require the obtaining, furnishing or posting of any such bond or other security.

9.10Governing Law. This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal Laws of the State of Nevada, without regard to the Laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Nevada.

9.11Consent to Jurisdiction. Each of the Parties (a) irrevocably consents to the service of the summons and complaint and any other process (whether inside or outside the territorial jurisdiction of the Chosen Courts) in any Legal Proceeding relating to the Merger, for and on behalf of itself or any of its properties or assets, in accordance with Section 9.3 or in such other manner as may be permitted by applicable Law, but nothing in this Section 9.11 will affect the right of any Party to serve legal process in any other manner permitted by applicable Law; (b) irrevocably and unconditionally consents and submits itself and its properties and assets in any Legal Proceeding to the exclusive general jurisdiction of the Chosen Courts in the event that any dispute or controversy arises out of this Agreement or the Merger; (c) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any Chosen Court; (d) agrees that any Legal Proceeding arising in connection with this Agreement or the Merger will be brought, tried and determined only in the Chosen Courts; (e) waives any objection that it may now or hereafter have to the venue of any such Legal Proceeding in the Chosen Courts or that such Legal Proceeding was brought in an inconvenient court and agrees not to plead or claim the same; and (f) agrees that it will not bring any Legal Proceeding relating to this Agreement or the Merger in any court other than the Chosen Courts. Each of Parent, Merger Sub and the Company agrees that a final judgment in any Legal Proceeding in the Chosen Courts will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.

9.12WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE PURSUANT TO THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT THAT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE MERGER. EACH PARTY ACKNOWLEDGES AND AGREES THAT (a) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (b) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (c) IT MAKES THIS WAIVER VOLUNTARILY; AND (d) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.12.

9.13Counterparts. This Agreement and any amendments hereto may be executed in one or more counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart. Any such counterpart, to the extent delivered by .pdf, .tif, .gif, .jpg or similar attachment to electronic mail, will be treated in all manner and respects as an original executed counterpart and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.

9.14No Limitation. It is the intention of the Parties that, to the extent possible, unless provisions are mutually exclusive and effect cannot be given to both or all such provisions, the representations, warranties, covenants and closing conditions in this Agreement will be construed to be cumulative and that each representation, warranty, covenant and closing condition in this Agreement will be given full, separate and independent effect and nothing set forth in any provision herein will (except to the extent expressly stated) in any way be deemed to limit the scope, applicability or effect of any other provision hereof.

[Signature page follows.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered by their respective duly authorized officers as of the date first written above.

SENSASURE TECHNOLOGIES INC.

By:	/s/ Clarence Chan
Name: Clarence Chan
Title: Chief Executive Officer

FORMATION MINERALS INC.

By:	/s/ James Hiza
Name: James Hiza
Title: President

VERDE BIO HOLDINGS, INC.

By:	/s/ Scott Cox
Name: Scott Cox
Title: Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

Schedule 2.7

As of the date of the Agreement:

Company Valuation: $10,000,000

Merger Consideration: 1,755,077,167 shares of Company Common Stock; 500,000 shares of Company Series A Preferred Stock; 788 shares of Company Series C Preferred Stock.

Parent Stock Price:

Parent Common Stock shall have a per share price of $0.75.

Parent Series A Preferred Stock shall have a per share price of $0.75.

Parent Series B Preferred Stock shall have a per share price of $0.75.

Company Per Share Price:

Company Common Stock shall have a Per Share Price of $98.25 per share.

Company Series A Preferred Stock shall have a Per Share Price of $98.25 per share.

Company Series C Preferred Stock shall have a Per Share Price of $98.25 per share.

Merger Consideration Shares:

Each holder of Company Common Stock shall receive, in consideration for every 131 shares of Company Common Stock, 1 share of Parent Common Stock.

Each holder of Company Series A Preferred Stock shall receive, in consideration for every 131 shares of Company Series A Preferred Stock, 1 share of Parent Class A Preferred Stock.

Each holder of Company Series C Preferred Stock shall receive, in consideration for every 131 shares of Company Series C Preferred Stock, 1 share of Parent Class B Preferred Stock.

At the Effective Time (to be completed by the parties in advance of the Effective Time):

Company Valuation: $[  ]

Merger Consideration: $[  ]

Parent Stock Price:

Parent Common Stock shall have a per share price of $[  ].

Parent Series A Preferred Stock shall have a per share price of $[  ].

Parent Series B Preferred Stock shall have a per share price of $[  ].

Company Per Share Price:

Company Common Stock shall have a Per Share Price of $[  ] per share.

Company Series A Preferred Stock shall have a Per Share Price of $[  ] per share.

Company Series C Preferred Stock shall have a Per Share Price of $[  ] per share.

Merger Consideration Shares:

Each holder of Company Common Stock shall receive, in consideration for every 131 shares of Company Common Stock, 1 share of Parent Common Stock.

Each holder of Company Series A Preferred Stock shall receive, in consideration for every 131 shares of Company Series A Preferred Stock, 1 share of Parent Class A Preferred Stock.

Each holder of Company Series C Preferred Stock shall receive, in consideration for every 131 shares of Company Series C Preferred Stock, 1 share of Parent Class B Preferred Stock.